Exhibit 2.1

Execution

AGREEMENT AND PLAN OF MERGER

Among

WABASH NATIONAL CORPORATION

REDHAWK ACQUISITION CORPORATION

and

SUPREME INDUSTRIES, INC.

August 8, 2017

4.22	Opinion of Financial Advisor	39

Article V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY		39
5.1	Organization	39
5.2	Authorization	40
5.3	Approvals	40
5.4	No Violation	40
5.5	Litigation	41
5.6	Source of Funds	41
5.7	Solvency	42
5.8	Absence of Arrangements with Management	43
5.9	Ownership	43
5.10	Independent Investigation	43

Article VI. COVENANTS		43
6.1	Affirmative Covenants	43
6.2	Negative Covenants	44
6.3	No Solicitation	48
6.4	Notices of Certain Events; Consultation	50
6.5	Parent Guarantee	51
6.6	Director and Officer Liability	52
6.7	Access and Information	53
6.8	Schedule 14D-9	54
6.9	Parent and Merger Subsidiary Offer Documents; Schedule TO	54
6.10	Efforts	55
6.11	Public Announcements	57
6.12	Stock Exchange De-listing	57
6.13	Defense of Litigation	57
6.14	State Takeover Statutes	57
6.15	Rule 14d-10(d) Matters	58
6.16	Employee Matters	58
6.17	Amendment of Stock Awards	58
6.18	Rule 16b-3	59
6.19	Financing	59
6.20	Company Floor Plan Financing Arrangements	63

Article VII. CONDITIONS TO THE MERGER		64
7.1	Conditions to the Obligations of Each Party	64
7.2	Frustration of Closing Conditions	64

Article VIII. TERMINATION		65
8.1	Termination	65
8.2	Effect of Termination	67
8.3	Termination Fees; Expenses	67

Article IX. MISCELLANEOUS		70
9.1	Notices	70
9.2	Survival of Representations and Warranties and Agreements	71
9.3	Amendments; No Waivers	71
9.4	Successors and Assigns	72
9.5	Governing Law, Jurisdiction, Etc.	72
9.6	Counterparts; Effectiveness	73
9.7	Entire Agreement	74
9.8	Headings	74
9.9	Severability	74
9.10	Waiver of Jury Trial	74
9.11	Specific Performance	74
9.12	Limitations on Warranties	76
9.13	Provisions Related to Financing Sources	76

Exhibit A — Form of Stockholder Tender and Voting Agreement
Exhibit B — Amended and Restated Certificate of Incorporation
Annex A — Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 8, 2017, by and among Wabash National Corporation, a Delaware corporation (“Parent”), Redhawk Acquisition Corporation, a Delaware corporation (“Merger Subsidiary”), and Supreme Industries, Inc., a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Merger Subsidiary has agreed to commence a tender offer to purchase all of the issued and outstanding shares of (i) Class A common stock, par value $.10 per share of the Company (the “Class A Shares”) and (ii) Class B common stock, par value $.10 per share of the Company (the “Class B Shares” and, collectively with the Class A Shares, the “Shares”), at a price equal to $21.00 per Share, subject to adjustment pursuant to Section 2.1(a) (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the “Offer”);

WHEREAS, following the consummation of the Offer, Merger Subsidiary will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.9, (i) each issued and outstanding Share not owned by Parent, Merger Subsidiary or the Company as of the Effective Time shall be converted into the right to receive the Offer Price, in cash, without interest and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

WHEREAS, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair and advisable to, and in the best interests of, the Company and its stockholders, (ii) agreed that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger and (iv) resolved to recommend that the stockholders of the Company tender their shares to Merger Subsidiary pursuant to the Offer;

WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the executive officers and directors of the Company and certain holders of the Company’s Class B Shares have each executed and delivered to Parent a tender and voting agreement in the form attached hereto as Exhibit A (each, a “Stockholder Tender and Voting Agreement”), obligating each such signatory to, among other things, tender such signatory’s Shares in the Offer once it has commenced and not withdraw the Shares once tendered, upon the terms and subject to the conditions set forth therein; and

WHEREAS Parent, Merger Subsidiary and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Subsidiary and the Company agree as follows:

ARTICLE I.
DEFINITIONS

1.1          Definitions.

When used in this Agreement, the following terms in all of their tenses shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

“Acceptance Date” means the first date on which Merger Subsidiary purchases any Shares pursuant to the Offer.

“Acquisition Proposal” means any inquiry, contract, proposal or offer (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, share exchange, tender offer for capital stock, recapitalization, consolidation or other business combination directly or indirectly involving the Company or its Subsidiaries, (b) the acquisition or license in any manner, directly or indirectly, of any business segment or assets of the Company that generate 15% or more of the Company’s consolidated net revenues or net income or assets representing 15% or more of the book value of the assets of the Company and its Subsidiaries, taken as a whole, in each case in a single transaction or a series of related transactions, (c) any proposal for the issuance by the Company of 15% or more of the Shares or (d) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the Shares of the Company whether in a single transaction or a series of related transactions.

“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in the definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” shall have the meaning set forth in Section 4.20.

“Agreement” shall have the meaning set forth in the opening paragraph.

“Alternative Financing” shall have the meaning set forth in Section 6.19(b).

“Arrangements” shall have the meaning set forth in Section 4.13(k).

“Audited Financial Statements” shall have the meaning set forth in the definition of “Required Information.”

“Authorization” shall mean any and all permits, licenses, authorizations, franchises, Orders, certificates, registrations, exemptions, or other approvals granted by any Governmental Authority.

“Benefit Plans” shall mean, with respect to a specified Person, any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured), as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, any stock bonus or other equity compensation, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, severance, retention, employment, consulting, vacation, holiday, sick leave, change-in-control, deferred compensation and any bonus or incentive compensation plan, agreement, program, practice, policy or other arrangement (whether qualified or nonqualified, written or oral) sponsored, maintained, or contributed to by the specified Person or any of its Subsidiaries, or to which the specified Person or any of its Subsidiaries is obligated to contribute, in each case for the benefit of any of the present or former directors, officers, employees, agents, consultants or other similar representatives providing services to or for the specified Person or any of its Subsidiaries in connection with such services, or any such plans which have been so sponsored, maintained or contributed to within six years prior to the date of this Agreement, or any such plans with respect to which the specified Person or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage policies, (b) workers’ compensation insurance and (c) directors and officers liability insurance.

“Board of Directors” means, with respect to any Person, the board of directors or other governing body of such Person.

“Book-Entry Shares” shall have the meaning set forth in Section 3.7(a).

“Business Day” means any day, other than Saturday, Sunday or other day on which banks in the City of New York are authorized or required to be closed, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time; provided that for purposes of Article II, “Business Day” as it relates to time periods prescribed under the Securities Act or the Exchange Act shall have the meaning given to such term in Rule 14d-1(g)(3) of the Exchange Act.

“Bylaws” means, with respect to any Person, the bylaws of such Person in effect on the date hereof unless the context otherwise requires.

“CERCLA” shall have the meaning set forth in the definition of “Environmental Law or Laws.”

“Certificate of Incorporation” means, with respect to any Person, the certificate of incorporation or articles of incorporation, as applicable, of such Person in effect on the date hereof unless the context otherwise requires.

“Certificate of Merger” shall have the meaning set forth in Section 3.1(c).

“Certificates” shall have the meaning set forth in Section 3.7(b).

“Closing” shall have the meaning set forth in Section 3.1(b).

“Class A Shares” shall have the meaning set forth in the recitals.

“Class B Shares” shall have the meaning set forth in the recitals.

“Closing Date” shall have the meaning set forth in Section 3.1(b).

“COBRA” shall have the meaning set forth in Section 4.13(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and Regulations promulgated thereunder.

“Company” shall have the meaning set forth in the opening paragraph.

“Company 401(k) Plan” shall have the meaning set forth in Section 6.16(b).

“Company Approvals” shall have the meaning set forth in Section 4.5.

“Company Benefit Plans” shall mean Benefit Plans with respect to the Company or any of its Subsidiaries.

“Company Disclosure Documents” shall have the meaning set forth in Section 6.8(a).

“Company Intellectual Property” shall have the meaning set forth in Section 4.17.

“Company Material Adverse Effect” shall mean a Material Adverse Effect on the Company; provided, that none of the following shall constitute, or shall be considered in determining whether there has occurred a Company Material Adverse Effect: (i) any change or effect resulting from changes in general economic, regulatory or business conditions in the United States generally or in world capital markets, so long as such changes or effects do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (ii) any change in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business, so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iii) any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, so long as such events do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iv) any change or effect that affects the commercial vehicle manufacturing industry generally (including regulatory changes affecting the commercial vehicle manufacturing industry generally) so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (v) any change in the trading prices or trading volume of the Company’s capital stock, in the Company’s credit rating or in any analyst’s recommendations with respect to the Company, (vi) any failure by the Company to meet any published or internally prepared earnings or other financial projections, performance measures or operating statistics (whether such projections or predictions were made by the Company or independent third parties), (vii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, Regulation, ordinance, Order, protocol or any other applicable law of or by any national, regional, state or local governmental entity in the United States or elsewhere in the world, so long as such adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal does not disproportionately impact the Company and its Subsidiaries considered collectively as a single enterprise, relative to other industry participants, (viii) any changes in GAAP or interpretations thereof so long as such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (ix) the Company’s failure to maintain the listing of the Shares on the NYSE MKT as a result of the trading price of the Shares (provided, that the facts and circumstances giving rise to such changes shall not be excluded under this clause (ix)), (x) the compliance by the Company with the covenants set forth in Article VI, and (xi) any change or effect resulting from the announcement or pendency of this Agreement, the Offer or the Merger; it being understood that the exceptions in clauses (v) and (vi) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (i) through (iv) and (vii) through (xi) hereof) is or will be reasonably likely to be a Company Material Adverse Effect.

“Company Related Parties” shall have the meaning set forth in Section 8.3(f).

“Company Restricted Shares” shall mean each award of restricted Shares.

“Company Stock Plans” shall mean the Company’s (i) 2012 Long-Term Incentive Plan and (ii) 2016 Long-Term Incentive Plan, each as amended through the date hereof.

“Company’s Consolidated Balance Sheet” shall mean the consolidated balance sheet of the Company as of July 1, 2017 included in the Company’s Consolidated Financial Statements.

“Company’s Consolidated Financial Statements” shall mean (i) the audited consolidated balance sheets of the Company and its Subsidiaries at December 26, 2015 and December 31, 2016 and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income (loss) for the fiscal years ended December 26, 2015 and December 31, 2016, and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries at July 1, 2017 and the unaudited consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income (loss) for the three months and six months ended July 1, 2017, together with the notes thereto and included in the Company Current Year’s SEC Reports.

“Company’s Disclosure Letter” shall mean a letter of even date herewith delivered by the Company to Parent prior to the execution of the Agreement and certified by a duly authorized officer of the Company, which identifies (i) exceptions to the Company’s representations and warranties contained in Article IV and (ii) the other matters set forth therein.

“Confidentiality Agreement” shall mean that certain confidentiality agreement between Parent and the Company dated April 24, 2017.

“Continuing Employee” shall mean the individuals who were employees of the Company or a Subsidiary of the Company immediately prior to the Effective Time and who continue employment with the Company, a Subsidiary of the Company, Parent or a Subsidiary of Parent following the Effective Time.

“Control” (including the terms “controlled,” “controlled by” and “under common control with,” none of which terms are capitalized in this Agreement) means (except where another definition is expressly indicated) the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other voting securities or as trustee or executor, by contract or credit arrangement or otherwise.

“Court” shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof.

“Covered Matters” shall have the meaning set forth in Section 9.5(b).

“Covered Party” shall have the meaning set forth in Section 9.5(d).

“Covered Securityholders” shall have the meaning set forth in Section 4.13(k).

“Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of April 29, 2013, by and among Supreme Industries, Inc. and Wells Fargo Bank, National Association, as amended, and all collateral agreements, guarantees and other agreements and documents entered into in connection with the foregoing.

“Current Company Benefit Plans” shall mean Benefit Plans that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is obligated to contribute, in each case as of the date of this Agreement.

“Current Year’s SEC Reports” of a Person shall mean SEC Reports filed or required to be filed by such Person since January 1, 2017.

“Damages” shall have the meaning set forth in Section 6.6(a).

“D&O Insurance” shall have the meaning set forth in Section 6.6(b).

“Debt Financing” shall have the meaning set forth in Section 5.6(a).

“Debt Financing Commitment” shall have the meaning set forth in Section 5.6(a).

“Delaware Secretary of State” shall have the meaning set forth in Section 3.1(c).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Disbursing Agent” shall have the meaning set forth in Section 3.7(a).

“Dissenting Shares” shall have the meaning set forth in Section 3.9(a).

“Effective Time” shall have the meaning set forth in Section 3.1(c).

“End Date” shall have the meaning set forth in Section 8.1(b).

“Environmental Law or Laws” shall mean any and all laws, statutes, Regulations, ordinances or rules of the United States, any state of the United States and any political subdivision thereof pertaining to the protection of the environment currently in effect and applicable to a specified Person and its Subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, and any state or local Laws implementing or analogous to the foregoing federal Laws.

“Equity Securities” shall mean, with respect to a specified Person, any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated), other than the Company, that together with the Company is considered under common control and is currently treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.7(a).

“Expenses” shall mean all out of pocket expenses (including all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party thereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein.

“Expiration Date” shall have the meaning set forth in Section 2.1(c).

“Financing Sources” means any person that has committed to provide the Debt Financing, including the parties to the Debt Financing Commitment, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, each together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective permitted successors and assigns.

“GAAP” shall mean accounting principles generally accepted in the United States as in effect from time to time applied on a consistent basis.

“Governmental Authority” shall mean any governmental agency or authority (including a Court) of the United States, whether federal, state, county or local; any foreign country, or any domestic or foreign state, and any political subdivision thereof; and shall include any multinational authority having governmental or quasi-governmental powers.

“Hazardous Substance” shall have the meaning specified in CERCLA for “hazardous substance;” provided, however, that, to the extent the Environmental Law of the state or locality in which the property is located establish a meaning for “hazardous substance” that is broader than that specified in CERCLA, such broader meaning shall apply with respect to that state or locality, and the term “hazardous substance” shall include petroleum products, and polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Regulations promulgated thereunder.

“Indemnified Parties” shall have the meaning set forth in Section 6.6(a).

“Intellectual Property” shall mean all intellectual property rights, whether registered or not, including: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), pending patent applications, and issued patents; (ii) trademarks, trademark registrations and applications, trade dress, packaging design, internet domain names, service marks and service mark rights, business or corporate names, and associated goodwill; (iii) copyrights and copyright registrations and applications; (iv) industrial design registrations and applications; and (v) trade secrets and other proprietary intellectual property rights.

“Interim Period” shall have the meaning set forth in Section 6.1.

“Intervening Event” shall have the meaning set forth in Section 6.3(e).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to either the Company or Parent, the actual knowledge, after due inquiry, of any executive officer of such party.

“Law” shall mean all laws, statutes, ordinances, Orders, common law rulings, and Regulations of the United States, any state of the United States, local Governmental Authority, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

“Legal Proceeding” shall mean any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceedings or claims (including counterclaims) or requests for information by or before a Governmental Authority.

“Lien” shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

“Made Available” means that such information, document or material was: (a) publicly available on the SEC EDGAR database at least one (1) Business Day prior to the execution of this Agreement; (b) delivered to Parent or its Representatives via electronic mail, or in hard copy form, at least twenty-four (24) hours prior to the execution of this Agreement; or (c) made available for review by Parent or its Representatives at least one (1) Business Day prior to the execution of this Agreement in the virtual data room hosted by Merrill Corporation and maintained by or on behalf of the Company in connection with the transactions contemplated by this Agreement.

“Marketing Period” means the first period of ten (10) Business Days after the first (1st) day by which the Company has provided to Parent the Required Information, (provided that if such ten (10) Business Day period shall not have fully elapsed on or prior to August 18, 2017, then such period shall not commence any earlier than September 5, 2017) throughout which (i) Parent shall have the Required Information from the Company, and (ii) the Offer shall have commenced; provided, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (A) such Required Information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make such Required Information, in the light of the circumstances under which they were made, not misleading, (B) the Company’s auditors shall have withdrawn its audit opinion with respect to any audited financial statements contained in such Required Information, (C) in the event of any Alternative Financing contemplating the offering of debt securities, the Company’s auditors have not delivered drafts of customary comfort letters (in form and substance satisfactory for private placements of debt securities) that they have confirmed they are prepared to deliver upon completion of customary procedures, (D) the financial statements included in such Required Information on the first (1st) day of any such ten (10) Business Day period would be required to be updated under Rule 3-12 of Regulation S-X under the Securities Act in order to be sufficiently current on any day in such ten (10) Business Day period so as to permit a registration statement including such financial statements to be declared effective by the SEC, or (E) the Company restates any historical financial statements of the Company or has publicly announced an intent to restate any historical financial statements, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP.

“Marketing Period Condition” shall have the meaning set forth in Annex A.

“Material Adverse Effect” shall mean with respect to a specified Person, any change, effect, event, circumstance or occurrence with respect to the business, financial condition, results of operations, properties, assets, liabilities or obligations of such Person or its Subsidiaries, that is, or would be reasonably expected to have a material adverse effect on the current or future business, assets, properties, liabilities or obligations, results of operations or financial condition of the Person and its Subsidiaries, taken as a whole, or on the ability of the Person to perform in a timely manner its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

“Material Contract” shall mean each contract, lease, indenture, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or to which any of the assets or operations of the Company or any of its Subsidiaries is subject that (a) is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Paragraph (2), (4) or (10) of Item 601(b) of Regulation S-K under the Securities Act if such a registration statement were to be filed by the Company under the Securities Act on the date of determination, or (b) is described below:

(a)           any collective bargaining agreement or other contract with any labor union, collective bargaining representative, works council, or other form of employee representative;

(b)           any contract, agreement or understanding limiting or restricting the freedom of the Company or any of its Subsidiaries (A) to engage in any line of business, (B) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (C) to compete with any Person or (D) to engage in any business or activity in any geographic region;

(c)           any lease or similar agreement under which the Company or any of its Subsidiaries is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company or any of its Subsidiaries for an annual rent in excess of $200,000, in each case;

(d)           any contract, agreement, understanding or instrument relating to any outstanding loan or advance by the Company or any of its Subsidiaries to, or investment by the Company or any of its Subsidiaries in, any Person (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice);

(e)           any partnership, joint venture or profit sharing agreement with any Person, which partnership, joint venture or profit sharing agreement generated revenues during its most recently completed fiscal year or is expected to generate net revenues to the Company or its Subsidiaries during the current fiscal year of $500,000 or more;

(f)            any employment or consulting agreement, contract or commitment between the Company or any of its Subsidiaries and any employee, officer, director or consultant thereof;

(g)           any contract, agreement or understanding relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets having a book value or fair market value in excess of $500,000;

(h)           contracts, agreements or understandings relating to any outstanding commitment for capital expenditures in excess of $200,000;

(i)            contracts, agreements or understandings containing provisions applicable upon a change of control of the Company or any of its Subsidiaries;

(j)            contracts, agreements or understandings with former or present directors or officers or any with any Affiliate, holder of 5% or more of the Shares or any of their Affiliates or immediate family members;

(k)           confidentiality or standstill agreements with any Person that restrict the Company or any of its Subsidiaries in the use of any information or the taking of any actions that were entered into in connection with the consideration by the Company or any of its Subsidiaries of any material acquisition of assets or Equity Securities;

(l)            any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit involving amounts in excess of $200,000;

(m)          contracts, agreements or understandings containing any “most favored nation” terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries;

(n)           except for contracts, agreements or understandings the subject matter of which are subject to any of the clauses (a) through (m) above, any contract, agreement or understanding involving payments by or to the Company or any of its Subsidiaries in excess of $200,000; and

(o)           any other agreement that is material to the Company and its Subsidiaries taken as a whole.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.6(b).

“Merger Subsidiary” shall have the meaning set forth in the opening paragraph.

“Minimum Tender Condition” shall have the meaning set forth in Annex A.

“Notice Period” shall have the meaning set forth in Section 6.3(e).

“Offer” shall have the meaning set forth in the recitals.

“Offer Documents” shall have the meaning set forth in Section 2.1(b).

“Offer Price” shall have the meaning set forth in the recitals.

“Order” shall mean any judgment, order or decree of any Court or other Governmental Authority, federal, foreign, state or local, of competent jurisdiction.

“Parent” shall have the meaning set forth in the opening paragraph.

“Parent Approvals” shall have the meaning set forth in Section 5.3.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(f).

“Parent Termination Fee” shall have the meaning set forth in Section 8.3(d).

“Parent’s Disclosure Letter” shall mean a letter of even date herewith delivered by the Parent to the Company prior to the execution of the Agreement and certified by a duly authorized officer of Parent, which identifies (i) exceptions to Parent and Merger Subsidiary’s representations and warranties contained in Article V and (ii) the other matters set forth therein.

“Payee” shall have the meaning set forth in Section 8.3(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Liens” shall mean:

(a)           Liens associated with obligations reflected in the Company’s Consolidated Balance Sheet;

(b)           consents to assignment and similar contractual provisions affecting such property or asset with respect to which consents are obtained from appropriate parties, or, in the case of consents of Governmental Authorities, if such consents are customarily obtained subsequent to a sale or conveyance;

(c)           preferential rights to purchase and similar contractual provisions affecting such property or asset with respect to which waivers are obtained from the appropriate parties or the appropriate time period has expired without an exercise of the rights;

(d)           rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such property or asset in any manner whatsoever and all laws of such Governmental Authorities;

(e)           easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through such asset that do not materially affect or impair the ownership, use or operation (or contemplated use or operations), utility or value of such property or asset;

(f)            Liens for current Taxes or assessments not yet delinquent and payable without penalty or interest;

(g)           Liens of operators in the ordinary course of business relating to obligations not yet delinquent under the terms of any contracts to which the relevant party is a party or under general principles of commercial or government contract law;

(h)           any statutory landlord’s, materialman’s, mechanics’, repairmans’, employees’, contractors’ or other similar Liens or charges relating to obligations not yet delinquent; and

(i)            Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which appropriate reserves have been established in the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Person” shall mean (a) an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Authority, or (b) any “person” for purposes of Section 13(d)(3) of the Exchange Act.

“Plan Termination Date” shall have the meaning set forth in Section 6.16(b).

“Redacted Fee Letter” means a fee letter from a Financing Source redacted to only mask the fees payable to the Financing Source in respect of the Debt Financing, the rates and amounts included in the “market flex” provisions and other economic terms that would not reasonably be expected to adversely affect the amount or availability of the Debt Financing.

“Regulation” shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the Stock Exchange.

“Regulatory Law” shall have the meaning set forth in Section 6.10(f).

“Release” shall have the meaning specified in CERCLA for “release.”

“Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, financing sources, investment bankers, agents, controlling persons and other representatives of Parent, its Affiliates and its Subsidiaries, or the Company, its Affiliates and its Subsidiaries.

“Required Information” shall mean (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the three (3) most recently completed fiscal years ended at least ninety (90) days before the Closing Date (the “Audited Financial Statements”); provided, that, if the Closing Date would occur on or after February 12, 2018, “Audited Financial Statements” shall include such financial statements for the Company and its Subsidiaries for the fiscal year ending December 31, 2017), (b) unaudited consolidated balance sheets and related statements of income and cash flows of Company for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least forty-five (45) days before the Closing Date and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”) (with respect to which the independent auditors shall have performed an SAS 100 review), (c) information of the Company and its Subsidiaries necessary to prepare pro forma financial statements for the last fiscal year covered by the Audited Financial Statements and for the interim period ended with the latest period covered by the Unaudited Financial Statements financial statements required by clause (b) and the comparable period in the prior year, promptly after the historical financial statements for such periods are available, in each case after giving effect to the Merger and (d) all financial, business and other information as is customarily included in a confidential information memorandum for a credit facility and in an offering document relating to a private placement of debt securities under Rule 144A promulgated under the Securities Act containing all customary information (other than a “description of notes” and information customarily provided by the initial purchasers/underwriters or their counsel).  The financial statements referred to in clauses (a) and (b) shall be prepared in accordance with GAAP.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the Regulations promulgated thereunder.

“Schedule 14D-9” shall have the meaning as set forth in Section 2.2(b).

“Schedule TO” shall have the meaning as set forth in Section 2.1(b).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” shall mean (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents required to be filed by a specified Person with the SEC pursuant to the Securities Act or the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

“Shares” shall have the meaning set forth in the recitals.

“Standstill Agreement” shall have the meaning set forth in Section 6.3(b).

“Stock Exchange” shall mean NYSE MKT.

“Stockholder Tender and Voting Agreement” shall have the meaning set forth in the recitals.

“Subsidiary” of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of or otherwise elect a majority of the Board of Directors or other governing body of such corporation or other legal entity or of which the specified Person controls the management.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party and that is not received as a result of a breach of Section 6.3, which the Board of Directors of the Company determines in good faith by a vote of a majority of the entire Board of Directors of the Company (after consultation with the Company’s legal and financial advisors), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than the transactions contemplated by this Agreement (after giving effect to all adjustments to the terms thereof which may be offered by Parent, including pursuant to Section 6.3(e)), (ii) contains conditions which are all reasonably capable of being satisfied in a timely manner and (iii) is not subject to any financing contingency and, to the extent financing for such proposal is contemplated, that such financing is then committed; provided, that for purposes of this definition of “Superior Proposal,” the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “75%.”

“Surviving Bylaws” shall have the meaning set forth in Section 3.3.

“Surviving Charter” shall have the meaning set forth in Section 3.2.

“Surviving Corporation” shall have the meaning set forth in Section 3.1(a).

“Tax” or “Taxes” shall mean all taxes of any kind whatsoever, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, social security taxes, stamp taxes, value added taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property (tangible and intangible), environmental, production/severance, unclaimed property, windfall profits, sales, use, transfers, licensing, registration, employment, capital stock, unemployment, disability, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof, and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Returns” shall have the meaning set forth in Section 4.14(a).

“Termination Fee” shall have the meaning set forth in Section 8.3(b).

“Unaudited Financial Statements” shall have the meaning set forth in the definition of “Required Information.”

“Willful and Material Breach” shall have the meaning set forth in Section 8.2.

ARTICLE II.
THE OFFER

2.1          The Offer

(a)           Subject to the provisions of this Agreement, as promptly as practicable, and in any event no more than ten (10) Business Days, after the date of this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, commence, within the meaning of

Rule l4d-2 under the Exchange Act, the Offer.  The obligation of Merger Subsidiary to, and of Parent to cause Merger Subsidiary to, accept for payment and pay for any Shares tendered shall be subject only to the satisfaction of the conditions set forth in Annex A and to the terms and conditions of this Agreement; provided that Parent and Merger Subsidiary may waive any of the conditions to the Offer (except for the Minimum Tender Condition which may not be waived without the prior written consent of the Company) and may make changes in the terms and conditions of the Offer except that, without the prior written consent of the Company, (i) no change may be made to the form of consideration to be paid, (ii) no decrease in the Offer Price or the number of Shares sought in the Offer may be made, (iii) no change which imposes additional conditions to the Offer or modifies any of the conditions set forth in Annex A in any manner adverse to the holders of the Shares may be made and (iv) neither Parent nor Merger Subsidiary may extend the Offer, except in accordance with Section 2.1(c).

(b)           On the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO (as amended and supplemented from time to time, the “Schedule TO”), which shall comply in all material respects with the provisions of applicable federal securities Laws, and shall contain the offer to purchase relating to the Offer and forms of the related letter of transmittal and other appropriate documents (which documents, as amended or supplemented from time to time, are referred to herein collectively as the “Offer Documents”).  Parent and Merger Subsidiary further agree to disseminate the Offer Documents to holders of Shares as and to the extent required by applicable federal securities Laws.  In conducting the Offer, Parent and Merger Subsidiary shall comply in all material respects with the provisions of the Exchange Act and any other applicable Laws necessary to be complied with in connection with the Offer.  The Company shall promptly furnish to Parent and Merger Subsidiary all information concerning the Company and its Subsidiaries and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.1.  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel.  Parent and Merger Subsidiary agree to provide the Company (i) any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to these comments and to provide comments on that response (to which reasonable and good faith consideration shall be given.  Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Subsidiary further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by Law.

(c)           The initial scheduled expiration date of the Offer shall be 12:01 a.m., New York City time, on the twenty-sixth (26th) Business Day after (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) the date of its commencement (such initial date, or if and only if the expiration time and date is extended as authorized in this Agreement, such time and date as so extended, the “Expiration Date”); provided, however, that Merger Subsidiary:  (i) may, at the sole discretion of Merger Subsidiary, or, if requested by the

Company no later than one (1) hour after the Expiration Date, shall, from time to time extend the Offer for one or more periods of up to ten (10) Business Days each, the length of each such period to be determined by Merger Subsidiary in its sole discretion, if at the scheduled Expiration Date any of the conditions of the Offer, including the Minimum Tender Condition and the conditions and requirements set forth on Annex A (other than conditions which by their nature are to be satisfied at the closing of the Offer), shall not have been satisfied or waived, until such time as such conditions are satisfied or waived to the extent permitted by this Agreement, provided, however, that the Merger Subsidiary shall not be required to extend the Offer if any of the conditions or requirements in paragraphs (iv)(a) or (iv)(e) of Annex A are not satisfied or if the Parent or Merger Subsidiary are then entitled to terminate this Agreement pursuant to Article VIII, (ii) shall extend the Offer for any period required by any rule, Regulation, interpretation or position of the SEC or the Stock Exchange or the staffs thereof applicable to the Offer and (iii) shall, in the event that the Marketing Period Condition is not satisfied or waived as of any then scheduled expiration of the Offer, extend the Offer to the date that is first (1st) Business Day after the scheduled end of the Marketing Period, unless the Marketing Period Condition is waived by Parent.  Subject to the terms and conditions of the Offer and this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as possible after the Expiration Date.

(d)           Notwithstanding the above, in no event shall Merger Subsidiary be required to, or shall Parent be required to cause Merger Subsidiary to, extend the Offer beyond the earliest to occur of (x) the valid termination of this Agreement in compliance with Section 8.1 and (y) the End Date (as defined in Section 8.1(b)(i)).  In no event shall Merger Subsidiary extend the Offer beyond the End Date without the consent of the Company.  The Offer may not be terminated prior to its scheduled Expiration Date (as it may be extended in accordance with this Agreement) unless this Agreement is terminated in accordance with Section 8.1.

(e)           Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to purchase any Shares that Merger Subsidiary becomes obligated to purchase pursuant to the Offer and shall cause Merger Subsidiary to fulfill all of its covenants, agreements and obligations in respect of the Offer and this Agreement.

2.2          Company Actions.

(a)           The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair and advisable to, and in the best interests of, the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares provided that such recommendation may be withdrawn, modified or amended only in accordance with the provisions of Section 6.3, (iv) acknowledged that such approval is effective for purposes of Section 203 of the DGCL, (v) resolved to elect, to the extent permitted by Law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and Regulations of any jurisdiction that may purport to be applicable to this Agreement, (vi) taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Merger, Parent, Merger Subsidiary, and the acquisition of Shares pursuant to the Offer, this Agreement, the Stockholder Tender and Voting Agreements and the transactions contemplated hereby and thereby, and (vii) authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in the first sentence of this Section 2.2(a), subject to the Company’s rights to withdraw, modify or amend its recommendation only in accordance with the provisions of Section 6.3.

(b)           The Company shall file with the SEC on the date of commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended and supplemented from time to time, the “Schedule 14D-9”) that shall reflect, subject to the provisions of Section 6.3, the recommendation of the Company’s Board of Directors referred to in Section 2.2(a) above, and shall disseminate the Schedule 14D-9 to stockholders of the Company as required by Rule 14D-9 promulgated under the Exchange Act.  To the extent practicable, the Company shall cooperate with Parent and Merger Subsidiary in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the holders of Shares.  The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities Laws.  The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel, and Parent and Merger Subsidiary shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.  The Company agrees to provide Parent (i) copies of, and to consult with Parent and its counsel regarding any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Schedule 14D-9 promptly after receipt thereof and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).  Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall become false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company as and to the extent required by applicable Law.

(c)           In connection with the Offer, the Company shall promptly furnish Parent with (or cause Parent to be furnished with) mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary shall, and shall cause each of their Affiliates to, hold in confidence the information contained in any of such labels, listings and files, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with Section 8.1, deliver to the Company (or destroy) all copies of such information or extracts therefrom then in their possession or under their control.

ARTICLE III.
THE MERGER

3.1          The Merger.

(a)           Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL (including Section 251(h) thereof), Merger Subsidiary shall be merged with and into the Company at the Effective Time.  Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Delaware, and the separate corporate existence of Merger Subsidiary shall cease.

(b)           The closing of the Merger (the “Closing”) shall take place at the offices of Haynes and Boone, LLP, located at 2323 Victory Avenue, Suite 700, Dallas, Texas, as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, except if the conditions (other than those conditions that by their nature are to be satisfied at the Closing) set forth in Article VII have not been satisfied or waived (to the extent permitted by applicable Law), in which case the Closing shall occur on the first (1st) Business Day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing). The date on which the Closing actually occurs is referred to as the “Closing Date”.

(c)           Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger or other appropriate document (the “Certificate of Merger”) in such form as is required by and executed in accordance with the DGCL.  The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

(d)           The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of the Company.  The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

(e)           The Merger shall have the effects specified under the DGCL.  At and as of the Effective Time, the Company shall be a direct, wholly-owned Subsidiary of Parent.

3.2          Certificate of Incorporation.

At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, but as amended and restated as set forth on Exhibit B hereto, shall be the Certificate of Incorporation of the Surviving Corporation (the “Surviving Charter”), until further amended as provided in the Surviving Charter or by applicable Law.

3.3          Bylaws.

The Company shall take all requisite action so that the Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation (the “Surviving Bylaws”), until amended in accordance with the Surviving Charter, the Surviving Bylaws or by applicable Law.

3.4          Directors and Officers.

Subject to applicable Law, the Company shall take all requisite action so that the directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be, from and after the Effective Time, the directors and officers of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

3.5          Additional Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

3.6          Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

(a)           each Share held immediately prior to the Effective Time by the Company or any wholly-owned Subsidiary of the Company and each issued and outstanding Share owned by Parent, Merger Subsidiary or any other wholly-owned Subsidiary of Parent shall be canceled automatically and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

(b)           each issued and outstanding Share other than (i) Shares referred to in Section 3.6(a) and (ii) Dissenting Shares, shall be converted into the right to receive an amount in cash, without interest, equal to the Offer Price (the “Merger Consideration”).  At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

(c)                                  each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the Shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

3.7                               Surrender and Payment.

(a)                                 Prior to the Effective Time, Parent shall appoint a bank or trust company to act as disbursing agent (the “Disbursing Agent”) for the payment of Merger Consideration upon surrender of (i) certificates representing the Shares or (ii) book-entry shares which immediately prior to the Effective Time represented Shares (the “Book-Entry Shares”).  Parent will enter into a disbursing agent agreement with the Disbursing Agent, and at such times, and from time to time, as the Disbursing Agent requires funds to make the payments pursuant to Section 3.6(b), Parent shall deposit or cause to be deposited with the Disbursing Agent cash in an aggregate amount necessary to make the payments pursuant to Section 3.6(b) to holders of Shares (such amounts being hereinafter referred to as the “Exchange Fund”).  For purposes of determining the amount to be so deposited, Merger Subsidiary shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Shares.  The Disbursing Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) commercial paper rated the highest quality by either Moody’s Investors Services, Inc.  or Standard & Poor’s Corporation; provided further that no loss thereon or thereof shall affect the amounts payable to holders of Shares pursuant to Section 3.6(b).  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.6(b) shall be promptly paid to Parent.  Parent shall promptly replenish the Exchange Fund to the extent of any investment losses.  The Exchange Fund shall not be used for any other purpose.

(b)                                 Merger Subsidiary shall instruct the Disbursing Agent to mail promptly after the Effective Time, but in no event later than the fifth (5th) Business Day thereafter, to each Person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or Book-Entry Shares, and whose Shares were converted into the right to receive Merger Consideration pursuant to Section 3.6(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate or Book-Entry Shares to the Disbursing Agent for cancellation, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of such Certificate or Book-Entry Shares, less any required withholding of Taxes, and such Certificate or Book-Entry Shares shall forthwith be canceled.  No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares.

(c)                                  If payment is to be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares surrendered is registered, it shall be a condition of payment that the Certificate or Book-Entry Shares so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Shares surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(d)                                 Until surrendered in accordance with the provisions of this Section 3.7, all Certificates and Book-Entry Shares (other than Certificates and Book-Entry Shares representing Shares owned by Parent, Merger Subsidiary or any other subsidiary of Parent, Shares held by the Company and Dissenting Shares) shall represent for all purposes, from and after the Effective Time, only the right to receive the applicable Merger Consideration.

(e)                                  At and after the Effective Time, there shall be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation.  From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable Law.  The Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, such Certificates or Book-Entry Shares shall represent the right to receive the Merger Consideration as provided in this Article III.  At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

(f)                                   Any portion of the Merger Consideration made available to the Disbursing Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand by Parent.  At any time more than twelve (12) months after the Effective Time, the Disbursing Agent shall upon demand of Parent deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates or Book-Entry Shares (including all interest and other income received by the Disbursing Agent in respect of all such funds).  Thereafter, holders of Certificates or Book-Entry Shares shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar Laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates or Book-Entry Shares held by them.  Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any governmental unit or agency, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of Parent, Merger Subsidiary, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of a Certificate or Book-Entry Shares for any Merger Consideration delivered in respect of such Certificate or Book-Entry Shares to a public official pursuant to any abandoned property, escheat or other similar Law.

3.8                               Company Stock Options and Other Payments.

(a)                                 The Company represents and warrants that there are no outstanding options, warrants or other rights to acquire Shares granted under any Company Stock Plan or any other agreement.

(b)                                 Immediately prior to the Acceptance Date (i) each Company Restricted Share shall vest in full and (ii) subject to the ultimate vesting of such Company Restricted Shares, the holder thereof shall have the right to tender (or to direct the Company to tender on his or her behalf) such Company Restricted Shares then held (net of any Shares withheld to satisfy employment and income Tax obligations) into the Offer.  To the extent any Shares that were formerly Company Restricted Shares are not so tendered, upon the Acceptance Date, they shall be converted into the right to receive the Offer Price in accordance with Section 3.6(b).  Any payment made pursuant to this Section 3.8(b) to the holder of any Company Restricted Share shall be reduced by any income or employment Tax withholding required under (i) any applicable state, local or foreign Tax Laws or (ii) any other applicable Laws.

3.9                               Dissenting Shares.

(a)                                 Notwithstanding anything in this Agreement to the contrary (but subject to the other provisions of this Section 3.9), Shares that are held by any record holder immediately prior to the Effective Time who has demanded appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but instead shall be canceled and terminated and shall cease to have any rights with respect to Dissenting Shares other than such rights to be paid fair value of such stockholder’s Dissenting Shares as are granted pursuant to Section 262 of the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest.  Notwithstanding anything to the contrary contained in this Section 3.9, if the Merger is terminated, rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease.  The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

(b)                                 The Company shall give Parent (i) prompt written notice of any demands for appraisal received by the Company, any withdrawals of such demands received by the Company and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

3.10                        Adjustments.

If during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization,

stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted.

3.11                        Withholding Rights.

Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold, or cause the Disbursing Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law.  If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

3.12                        Lost Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Disbursing Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article III.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the corresponding sections of the Company’s Disclosure Letter, it being agreed that disclosure of any item in any section of the Company’s Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section of the Company’s Disclosure Letter and any other representation or warranty made elsewhere in Article IV, in either case, to which the relevance of such item is reasonably apparent from the face of such disclosure or (y) the Company SEC Reports filed since January 1, 2017 (other than any Company SEC Reports filed on or after the date hereof and excluding any risk factor disclosures and any forward-looking statements or other statements that are cautionary or forward-looking in nature), the Company represents and warrants to Parent and Merger Subsidiary that:

4.1                               Organization and Qualification; Subsidiaries

The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Each of the Company’s Subsidiaries is duly incorporated or formed, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of its organization.  The Company and each of its Subsidiaries has the requisite corporate or other entity power and authority to own, lease and operate its properties and carry on its business as it is now being conducted, and is qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.2                               Certificate of Incorporation and Bylaws.

The Company has heretofore Made Available to Parent or Merger Subsidiary a complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company and the comparable organizational documents of each of its Subsidiaries, each as amended to the date hereof.

4.3                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 25,000,000 Class A Shares, of which as of the close of business on July 26, 2017, (A) 15,503,763 shares were issued and outstanding (including 191,713 Company Restricted Shares) and 1,766,481 shares were issued and held in the treasury of the Company, (ii) 5,000,000 Class B Shares, of which as of the close of business on July 26, 2017, 1,656,467 shares were issued and outstanding and no shares were issued and held in the treasury of the Company and (iii) 1,000,000 shares of Company Preferred Stock, of which on the date hereof none are issued and outstanding.  Since July 26, 2017, no Equity Securities of the Company have been issued by the Company.

(b)                                 As of the date hereof, there are (i) no outstanding options, warrants or other rights to acquire Shares granted under any Company Stock Plan or any other agreement and (ii) 906,017 Class A Shares reserved in respect of the Company Stock Plans.  Except as set forth in Section 4.3(b) of the Company’s Disclosure Letter, each of the outstanding Equity Securities of the Company is duly authorized, validly issued, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized Equity Securities of the Company subject to) any pre-emptive or similar rights.  Except as set forth in Section 4.3(a) above, this Section 4.3(b) or in Section 4.3(b) of the Company’s Disclosure Letter, no Equity Securities of the Company are reserved for issuance.  Except as set forth in this Section 4.3(b) or in Section 4.3(b) of the Company’s Disclosure Letter, there are no (i) outstanding securities, options or warrants, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the Equity Securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any Equity Securities of the Company or any of its Subsidiaries or (ii) stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries or any obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company or any of its Subsidiaries.  Except as set forth in Section 4.3(b) of the Company’s Disclosure Letter, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any of its Subsidiaries.  Except as described in Section 4.3(b) of the Company’s Disclosure Letter, none of the Company nor any of its Subsidiaries directly or indirectly owns, has agreed to purchase or otherwise acquire or holds

Equity Securities or any interest convertible into or exchangeable or exercisable for, any Equity Securities of any Person (other than the Subsidiaries of the Company).

(c)                                  All the issued and outstanding shares of Equity Securities of each Subsidiary of the Company, (i) have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any pre-emptive or similar rights and (ii) are owned by the Company or one of its Subsidiaries free and clear of all Liens, except as set forth in Section 4.3(c) of the Company’s Disclosure Letter. Section 4.3(c) of the Company’s Disclosure Letter sets forth each Subsidiary of the Company and indicates its jurisdiction of organization.

(d)                                 There are no voting trusts, proxies or similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any Equity Securities of the Company or any of its Subsidiaries.

(e)                                  Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holder of which has the right to vote or which are convertible into, or exchangeable for, securities having the right to vote with the stockholders of the Company on any matter.

4.4                               Authorization.

(a)                                 Assuming that the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing of appropriate merger documents as required by the DGCL).  This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(b)                                 The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair and advisable to, and in the best interests of, the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares, (iv) acknowledged that such approval is effective for purposes of Section 203 of the DGCL, (v) taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Merger, Parent, Merger Subsidiary, and the acquisition of Shares pursuant to the Offer, this Agreement, the Stockholder Tender and Voting Agreements and the transactions contemplated hereby and thereby, and (vi) authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer.

(c)                                  Assuming that the representations and warranties of Parent and Merger Subsidiary contained in Section 5.9 are true and correct, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon, voting as a single class, is the only vote of the holders of any class or series of the Company’s Equity Securities that, absent Section 251(h) of the DGCL, would be necessary under applicable Law and the Company’s Certificate of Incorporation and Bylaws to adopt, approve or authorize this Agreement and consummate the Merger and other transactions contemplated hereby.

4.5                               Approvals.

Assuming that the representations and warranties of Parent and Merger Subsidiary contained in Section 5.3 are true and correct, and assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, the execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require the Company or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to, any Governmental Authority or third Person, except (a) for the applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws, the HSR Act and the filing and recordation of the Certificate of Merger as required by the DGCL, (b) as set forth in Section 4.5 of the Company’s Disclosure Letter and (c) such other consents, approvals, Authorizations, permits, actions, filings or notifications, the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Company Approvals”).

4.6                               No Violation.

Assuming that the Authorizations, approvals, filings and notifications described in Section 4.5 have been obtained or made, except as set forth in Section 4.6 of the Company’s Disclosure Letter, the execution and delivery by the Company of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, (i) any Law, Regulation or Order applicable to the Company or any of its Subsidiaries, (ii) the Certificate of Incorporation or Bylaws of the Company or (iii) the organizational documents of the Company’s Subsidiaries or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a)(i) and (b) of this Section 4.6 that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

4.7                               Reports.

(a)                                 Since December 27, 2014, the Company and its Subsidiaries have timely filed all Company SEC Reports required to be filed with the SEC.  Since December 27, 2014, the Company SEC Reports filed on or prior to the date of this Agreement, giving effect to any amendments or supplements thereto filed prior to the date hereof, (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be and (ii) did not at the time they were filed (or if amended or supplemented, at the date of such amendment of supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 The Company’s Consolidated Financial Statements (i) have complied as to form in all material respects with the then applicable published Regulations of the SEC and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in GAAP, (B) as may be indicated in the notes thereto and (C) in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments).  No financial statements of any Person other than the Subsidiaries of the Company are required by GAAP to be included in the Company’s Consolidated Financial Statements.

(c)                                  The Company and its Subsidiaries have no liabilities, commitments or obligations (whether absolute, accrued or contingent) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities, commitments or obligations (i) reflected or reserved against in the Company’s Consolidated Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since July 1, 2017, (iii) arising out of this Agreement, or (iv) that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(d)                                 The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in alerting in a timely fashion the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e)                                  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for physical assets is compared with the existing physical assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(f)                                   Since December 27, 2014, neither the Company nor any of its Subsidiaries, directors or officers nor, to the Company’s Knowledge, any other employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim seeking fines, penalties, damages or judicial or administrative redress, whether written or oral, regarding questionable accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries or their respective internal accounting controls.

(g)                                  Except as set forth in Section 4.7(g) of the Company’s Disclosure Letter, there are no related party transactions or off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company’s SEC Reports.

(h)                                 Except as set forth in Section 4.7(h) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of their SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated that are unresolved or outstanding, and to the Knowledge of the Company, except as set forth in Section 4.7(h) of the Company’s Disclosure Letter there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein) or registration statements of the Company or any of its Subsidiaries.

(i)                                     Since December 27, 2014, there have not been any disagreements with the current or former independent accountants engaged as the principal accountants to audit the Company’s financial statements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the independent accountants, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their reports on the consolidated financial statements of the Company.

4.8                               No Material Adverse Effect; Conduct.

(a)                                 Except as disclosed in the Company’s Current Year’s SEC Reports filed prior to the date of this Agreement (excluding information set forth in any exhibit thereto and excluding any disclosure set forth in any risk factor section and in any section relating to forward looking statements), since January 1, 2017, there has not been any Company Material Adverse Effect.

(b)                                 Except as set forth in the Company’s Current Year’s SEC Reports filed prior to the date of this Agreement, since January 1, 2017, (i) each of the Company and its Subsidiaries has operated its business in all material respects in the ordinary course consistent with past practices and (ii) except as set forth in Section 4.8 of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof without Parent’s consent, would constitute a breach of any of the covenants set forth in subsections (vii), (viii), (x), (xi), (xv), (xvi), and (xviii) of Section 6.2(a).

4.9                               Certain Business Practices.

Since December 27, 2014, neither the Company nor any of its Subsidiaries nor any director or officer, nor, to the Knowledge of the Company, any other employee, agent or Affiliate of the Company or any of its Subsidiaries has (a)(i) made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts, or entertainment from, any government official or employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of Law or (ii) engaged in or otherwise knowingly participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.10                        Certain Obligations.

Except as set forth in Section 4.10 of the Company’s Disclosure Letter, as of the date hereof, there are no Material Contracts.  The Company has Made Available to Parent a true and correct copy of each Material Contract listed in Section 4.10 of the Company’s Disclosure Letter.  Except as set forth in Section 4.10 of the Company’s Disclosure Letter, with respect to each Material Contract to which the Company or any of its Subsidiaries is a party, (i) such Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect except as enforcement may be limited to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies, (ii) neither the Company nor any of its Subsidiaries is in material breach or default thereof as of the date of this Agreement, nor has the Company or any of its Subsidiaries received written notice that it is in breach or default thereof and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a material breach or default thereof by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto.  Neither the Company nor any of its Subsidiaries has waived any rights under any Material Contract, the waiver of which would be, either individually or in the aggregate, material to the Company and its Subsidiaries.

4.11                        Authorizations; Compliance.

(a)                                 Except for the failure to obtain or maintain Authorizations that, individually or in the aggregate, would not reasonably be expected to be material (i) the Company and each of its Subsidiaries has obtained all Authorizations that are necessary to own, lease and operate its properties and to carry on its businesses as currently conducted, (ii) such Authorizations are in full force and effect and will remain in full force and effect after the consummation of the Merger and there are no existing violations thereof or defaults thereunder and (iii) there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time, or both, could reasonably be expected to result in, suspension, revocation or cancellation of any such Authorizations.

(b)                                 Except as set forth in Section 4.11(b) of the Company’s Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 4.11(b) of the Company’s Disclosure Letter, none of the Company nor any of its Subsidiaries has been notified by any Governmental Authority regarding possible non-compliance, defaults or violations of Laws or Orders, except any such possible non-compliance, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.12                        Litigation.

There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or to the Knowledge of the Company, against any present or former officer or director of the Company or any of its Subsidiaries or other Person for which the Company or any Subsidiary may be liable or to which any of their respective properties, assets or rights are reasonably likely to be subject before any Governmental Authority, except actions, suits, investigations or proceedings that are disclosed in the Company’s Current Year’s SEC Reports filed prior to the date hereof or that, individually or in the aggregate, if adversely determined would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.13                        Employee Benefit Plans and Labor.

Each Company Benefit Plan is listed in Section 4.13(a) of the Company’s Disclosure Letter. True and correct copies of each of the following, to the extent applicable, have been Made Available to Parent with respect to each Current Company Benefit Plan: the most recent annual or other report filed with the Employee Benefits Security Administration or any other Governmental

Authority; the plan document (including all amendments thereto); the trust agreement, insurance contract or other funding document (including all amendments thereto); the most recent summary plan description together with all summaries of material modifications thereto; the most recent actuarial report or valuation; the most recent determination letter or advisory opinion, issued by the IRS with respect to any Current Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and all material correspondence to or from the IRS, the United States Department of Labor, the PBGC or other Governmental Authority sent or received by the Company or any Subsidiary of the Company in the last three (3) years.

(a)                                 None of the Company Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  To the Knowledge of the Company, there has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan that is not exempt under Section 408 of ERISA which has not been corrected.  Each Company Benefit Plan has been administered in accordance with its terms and applicable Law (including ERISA and the Code), and the Company, each Subsidiary of the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Company Benefit Plans except for such failures to administer, defaults or violations that would not result, individually or in the aggregate, in a material liability of the Company or any Subsidiary of the Company.  All contributions required to be made by the Company, any Subsidiary of the Company or any ERISA Affiliate to any Company Benefit Plan have been made on or before their due dates and, to the extent required by GAAP, all amounts have been accrued for the current plan year.  No Company Benefit Plan is subject to, and neither the Company nor any Subsidiary of the Company or any ERISA Affiliate has ever incurred or reasonably expects to incur any liability under Title IV of ERISA.  No Company Benefit Plan has an accumulated funding deficiency within the meaning of Section 412 of the Code.  With respect to each Company Benefit Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and filed all requisite governmental reports, including any required audit reports, and has filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Benefit Plan.  Except for ordinary claims for benefits submitted by participants or beneficiaries of any Company Benefit Plan, no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company or any Subsidiary of the Company, is threatened, against the Company or any Subsidiary of the Company or with respect to any such Company Benefit Plan, including any audit, investigation or inquiry by the IRS, the United States Department of Labor or any other Governmental Authority.  Neither the Company nor any Subsidiary of the Company has any commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or made in connection with open enrollment periods in the ordinary course of business, and there has been no amendment to, or modification of, or written interpretation or announcement by the Company or any Subsidiary of the Company regarding any Company Benefit Plan that would materially increase the expense of maintaining such Company Benefit Plan above the level of expense incurred with respect to such Company Benefit Plan as reflected in the financial statements included in the SEC Reports for the fiscal year ended December 31, 2016.

(b)                                 Neither the Company nor any Subsidiary of the Company or any ERISA Affiliate is a party to, or has ever made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code to which the Company or any Subsidiaries of the Company has any liability (contingent or otherwise).  There has been no termination or partial termination of any Company Benefit Plan within the meaning of Section 411(d)(3) of the Code in respect of which the Company or any Subsidiaries of the Company has any liability.

(c)                                  Section 4.13(c) of the Company’s Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary of the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the Regulations promulgated thereunder) determined as of the date hereof.

(d)                                 Except as set forth in Section 4.13(d) of the Company’s Disclosure Letter, none of the execution and delivery of this Agreement, the consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any compensation or benefits otherwise payable by the Company or any Subsidiary of the Company, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, (v) directly or indirectly cause the Company or any Subsidiary of the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (vi) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time or (vii) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary of the Company to any Person.

(e)                                  To the Knowledge of the Company (i) each of the Company and each Subsidiary of the Company is in compliance with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices except for such noncompliance that has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and each Subsidiary of the Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors or consultants in accordance with applicable Law, (iii) neither the Company nor any Subsidiary of the Company is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), and (iv) there are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary of the Company and any of their respective employees, which controversies have had or would reasonably be expected to result in a Company Material Adverse Effect.

(f)                                   To the Knowledge of the Company, neither the Company nor any of the Subsidiaries of the Company has any obligation to pay any amount or provide any benefit to any former employee or former officer, other than as required under COBRA (i) for which Company has not established a reserve for such amount on the Company’s Consolidated Balance Sheet in accordance with GAAP and (ii) pursuant to contracts entered into after July 1, 2017 and disclosed on Section 4.13(f) of the Company’s Disclosure Letter.  Neither the Company nor any Subsidiary of the Company is a party to or bound by any collective bargaining agreement or other labor union contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary of the Company and neither the Company nor any Subsidiary of the Company has any duty to bargain with any labor organization.  There is no labor dispute, strike or group, work stoppage against the Company or any Subsidiary of the Company pending or, to the Knowledge of the Company, threatened that may materially interfere with the respective business activities of the Company or any Subsidiary of the Company.  Neither the Company nor any Subsidiary of the Company, nor to the Knowledge of the Company, any of their respective Representatives or employees has been found in the period since January 1, 2016 to have committed an unfair labor practice in connection with the operation of the respective businesses of the Company or any Subsidiary of the Company, and there is no charge or complaint against the Company or any Subsidiary of the Company by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Company, threatened.

(g)                                  Except as set forth in Section 4.13(g) of the Company’s Disclosure Letter, neither the Company nor any Subsidiary of the Company (nor any officer of the Company or any Subsidiary) is a party to any agreement, contract, or arrangement that, individually or collectively, either alone or together with any other event (including the execution of and consummation of the transactions contemplated by this Agreement), could give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(h)                                 Each of the Company Benefit Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(i)                                     Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(j)                                    Neither the Company nor any Subsidiary of the Company has an obligation to gross up, indemnify or otherwise reimburse any current or former service provider to the Company or any Subsidiary of the Company for any Tax incurred by such service provider pursuant to Sections 409A or 4999 of the Code.

(k)                                 Certain payments have been made or are to be made, and certain benefits have been granted or are to be granted, according to employment compensation, severance or other employee benefit arrangements, including the Company Benefit Plans (collectively, the

“Arrangements”), to certain holders of Shares and other securities of the Company (the “Covered Securityholders”).  All such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.

4.14                        Taxes.

(a)                                 Except for such matters as are set forth in Section 4.14(a) of the Company’s Disclosure Letter, (i) all returns and reports of or with respect to any Tax (“Tax Returns”) required to be filed by or with respect to any of the Company and its Subsidiaries have been duly and timely filed and were correct and complete in all material respects, (ii)  all material Taxes owed by any of the Company and its Subsidiaries which are or have become due have been timely paid in full, (iii) all Tax withholding and deposit requirements imposed on or with respect to any of the Company and its Subsidiaries have been satisfied in full in all material respects, (iv) there are no mortgages, pledges, Liens, encumbrances, charges or other security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax and (v) all material Tax liabilities, to the extent not yet due and payable, have been accrued on the Company’s Consolidated Financial Statements.

(b)                                 Except as set forth in Section 4.14(b) of the Company’s Disclosure Letter, there is no material claim against the Company or any of its Subsidiaries for Taxes, and no material assessment, deficiency or adjustment has been asserted, proposed or, to the Knowledge of the Company, threatened with respect to any Tax Return of or with respect to any of the Company and its Subsidiaries.

(c)                                  To the Knowledge of the Company, no claim has ever been made by a Governmental Authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that they are or may be subject to taxation in that jurisdiction.

(d)                                 Except as set forth in Section 4.14(d) of the Company’s Disclosure Letter, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or collection of any Tax of or with respect to the Company or any of its Subsidiaries.

(e)                                  Neither the Company nor any of its Subsidiaries have entered into any Tax allocation, sharing or indemnity agreement under which the Company or its Subsidiaries could become liable to another Person (other than the Company or its Subsidiaries) as a result of the imposition of Tax upon such Person, or the assessment or collection of Tax.

(f)                                   Except as set forth in Section 4.14(f) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code) or a passive foreign investment company (as defined in Section 1297 of the Code).

(g)                                  Except as set forth in Section 4.14(g) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated Tax Return (other than a group including the Company and its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) by reason of being a member of a group of entities filing a consolidated, combined or unified Tax Return, as a transferee or successor, by contract, or otherwise.

(h)                                 Neither the Company nor any of its Subsidiaries has been a party to a distribution of stock pursuant to Section 355 of the Code during the two-year period preceding the date hereof as either a distributing corporation or a controlled corporation, as those terms are defined in Section 355 of the Code.

(i)                                     True and correct copies of all material Tax Returns filed by the Company and/or any of its Subsidiaries for any period that is considered open for assessment under applicable Tax Laws have been Made Available to Parent.

(j)                                    Except as set forth in Section 4.14(j) of the Company’s Disclosure Letter, to the Knowledge of the Company, there are no pending Tax audits, assessments, or proceedings in respect of the business or assets of the Company or any of its Subsidiaries.

(k)                                 Except as set forth in Section 4.14(k) of the Company’s Disclosure Letter, to the Knowledge of the Company, since December 30, 2012, neither the Company nor any of its Subsidiaries has entered into any agreement with any Governmental Authority with respect to Tax matters relating to the Company or any of its Subsidiaries or any of their assets or business operations.

(l)                                     Except as set forth in Section 4.14(l) of the Company’s Disclosure Letter, to the Knowledge of the Company, since December 30, 2012, neither the Company nor any of its Subsidiaries have requested or received approval to make, nor agreed to change, any Tax reporting practices, including any accounting methods.

(m)                             Neither the Company, nor any of its Subsidiaries, has made any request for any ruling with regard to Taxes, which ruling, if issued, would be binding on the Company or any of its Subsidiaries.

(n)                                 Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(o)                                 Neither the Company nor any of its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(p)                                 Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, or (ii) installment sale or open transaction (other than any sale or disposition made in the ordinary course of business) made on or prior to the Closing Date.

4.15                        Environmental Matters.

(a)                                 Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect or as set forth in Section 4.15 of the Company’s Disclosure Letter, (i) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (ii) the Company and its Subsidiaries and the properties, operations and activities of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit or proceeding by any third party, including any Governmental Authority, under any Environmental Law, (iii) all Authorizations, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the business of the Company or its Subsidiaries have been obtained or filed and (iv) to the Knowledge of the Company, there has been no Release of any Hazardous Substance into the environment by the Company or its Subsidiaries that would be reasonably anticipated to result in an obligation to remediate.

(b)                                 The Company has made available to Parent all material environmental investigations, assessments, audits, analyses or other reports in its possession or control relating to real property owned or operated by the Company or its Subsidiaries.

(c)                                  The representations and warranties made pursuant to this Section 4.15 are the exclusive representations and warranties by the Company or any of its Subsidiaries relating to environmental matters, Hazardous Substances, or compliance with or liability under Environmental Law.

4.16                        Insurance.

The Company and its Subsidiaries own and are beneficiaries under insurance policies underwritten by reputable insurers that, as to the risks insured, provide coverages and related limits and deductibles which have not been exhausted or materially reduced and which to the Knowledge of the Company are reasonably adequate in all material respects for its business and operations.

4.17                        Intellectual Property.

The Company or its Subsidiaries own, or are licensed or otherwise have the right to use, the Intellectual Property currently used in the conduct of the business of the Company and its Subsidiaries (the “Company Intellectual Property”), except where the failure to so own or otherwise have the right to use such Intellectual Property, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.  No Person has notified in writing either the Company or any of its Subsidiaries that their use of Intellectual Property infringes on the rights of any Person, where such claims do not, individually or in the aggregate, give rise to any liability on the part of the Company and its Subsidiaries that has had and would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to Intellectual Property owned by the Company or any of its Subsidiaries.  No claims are pending or, to the Knowledge of the Company, threatened alleging that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person in any Company Intellectual Property that, individually or in the aggregate, would give rise to a Company Material Adverse Effect.

4.18                        Properties.

(a)                                 The Company and its Subsidiaries have good and indefeasible title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned, used or held for use by them and material to the conduct of their respective businesses as such businesses are now being conducted, except for defects in title that individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such property is subject to any Lien, except for Permitted Liens or those Liens as are set forth in Section 4.18(a) of the Company’s Disclosure Letter.

(b)                                 The Company and its Subsidiaries have good title to, or in the case of leased property and assets, valid leasehold interests in, all of their tangible personal properties and assets, used or held for use in their respective businesses, and such properties and assets, are free and clear of any Liens, except for Permitted Liens or those Liens as are set forth in Section 4.18(b) of the Company’s Disclosure Letter or except where the failure to have such title individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.19                        Anti-Takeover Plan; State Takeover Statutes.

Prior to the execution of this Agreement, the Board of Directors of the Company has taken all necessary action to cause the execution of this Agreement, the Stockholder Tender and Voting Agreements and the transactions contemplated hereby and thereby to be exempt from or not subject to the restrictions of Section 203 of the DGCL and any other state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares.  After giving effect to the actions of the Company’s Board of Directors described above, no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and Regulations applies or purports to apply to the Merger, this Agreement, or any of the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

4.20                        Interested Party Transactions.

Except for Company Benefit Plans, Section 4.20 of the Company’s Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between any of the Company or its Subsidiaries, on the one hand, and, on the other hand, any (a) present or former officer or director of any of the Company or its Subsidiaries or any Person that has served as such an officer or director within the past two (2) years or any of such officer’s or director’s immediate family members, (b) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (c) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or its Subsidiaries) (each an “Affiliate Transaction”).  The Company has Made Available to Parent correct and complete copies of each such contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

4.21                        Brokers.

No broker, finder or investment banker (other than Robert W. Baird & Co. Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

4.22                        Opinion of Financial Advisor.

The Board of Directors of the Company has received the opinion of Robert W. Baird & Co. Incorporated to the effect that, as of the date of such opinion, the Offer Price to be received by the holders of the Shares (other than Parent, Merger Subsidiary and their respective Affiliates) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders.  The Company will provide, solely for informational purposes, a written copy of such opinion to the Parent after receipt thereby.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Except as set forth in the corresponding sections of the Parent’s Disclosure Letter, it being agreed that disclosure of any item in any section of the Parent’s Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section of the Parent’s Disclosure Letter and any other representation or warranty made elsewhere in Article V, in either case, to which the relevance of such item is reasonably apparent from the face of such disclosure, each of Parent and Merger Subsidiary hereby represents and warrants to the Company that:

5.1                               Organization.

(a)                                 Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted and is qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not materially impair the ability of Parent and Merger Subsidiary, taken as a whole, to consummate the transactions contemplated by this Agreement.  Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Merger Subsidiary has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement and the transactions contemplated hereby.  Parent owns all of the outstanding Equity Securities of Merger Subsidiary.  The copy of the Certificate of Incorporation and Bylaws of Merger Subsidiary that have been provided or made available to the Company are complete and correct and in full force and effect.

5.2                               Authorization.

(a)                                 Each of Parent and Merger Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each of Parent and Merger Subsidiary and consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary, respectively, and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(b)                                 No vote of the holders of securities (equity or otherwise) of Parent is necessary to consummate the Merger.

5.3                               Approvals.

Assuming that the representations and warranties of the Company contained in Section 4.5 are true and correct, and assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, the execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require Parent or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to, any Governmental Authority or third Person, except (a) for the applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws, the HSR Act and the filing and recordation of the Certificate of Merger as required by the DGCL, (b) as set forth in Section 5.3 of the Parent’s Disclosure Letter and (c) such other consents, approvals, Authorizations, permits, actions, filings or notifications, the failure of which to be made or obtained, individually or in the aggregate, would not materially impair the ability of Parent and Merger Subsidiary, taken as a whole, to consummate the transactions contemplated by this Agreement (collectively, the “Parent Approvals”).

5.4                               No Violation.

Assuming that the Authorizations, approvals, filings and notifications described in Section 5.3 have been obtained or made, the execution and delivery by Parent or Merger

Subsidiary of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under (i) any Law, Regulation or Order applicable to Parent or Merger Subsidiary or any of their respective Subsidiaries, (ii) the Certificate of Incorporation or Bylaws of Parent or Merger Subsidiary or (iii) the organizational documents of Parent’s Subsidiaries, or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which Parent or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a)(i) and (b) of this Section 5.4 that, individually or in the aggregate, would not materially impair the ability of Parent and Merger Subsidiary, taken as a whole, to consummate the transactions contemplated by this Agreement.

5.5                               Litigation.

There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending against or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or to the Knowledge of Parent, against any present or former officer or director of Parent or any of its Subsidiaries or other Person for which Parent or any Subsidiary may be liable or to which any of their respective properties, assets or rights are reasonably likely to be subject before any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.

5.6                               Source of Funds.

(a)                                 Parent has delivered to the Company true and complete copies of an executed commitment letter and Redacted Fee Letter from the financial institutions identified therein (collectively, the “Debt Financing Commitment”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing”, which for purposes of Section 6.19(b) and (c) includes any offering of debt or equity securities, the proceeds of which are intended to be used to satisfy the obligations under this Agreement, as well as the consummation of amendments and supplements to the Parent’s existing debt facilities contemplated by the Debt Financing Commitment Letter).  As of the date hereof, the Debt Financing Commitment has not been amended or modified, no such amendment or modification is contemplated (other than amendments or modifications permitted by Section 6.19(a)), and none of the obligations and commitments contained in such letters have been withdrawn, terminated or rescinded in any respect.  Parent or Merger Subsidiary has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitment that are payable on or prior to the date of this Agreement.  Assuming (A) the accuracy of the representations and warranties of the Company set out in Article IV and the performance of the Company’s obligations hereunder and (B) the satisfaction or (to the extent permitted by Applicable Law) waiver of the conditions in Annex A, as of the Closing the net proceeds contemplated by the Debt Financing Commitment, together with other available sources of cash, will in the aggregate be sufficient for Parent, Merger Subsidiary and the Surviving Corporation to consummate (as defined in Section 251(h) of the DGCL) the Offer, Merger and other transactions contemplated by this Agreement, including the payment by Parent and Merger Subsidiary of the Merger Consideration, the Offer Price, amounts due under Section 3.8 and any fees and expenses of or payable by Parent, Merger Subsidiary or the Surviving Corporation.

(b)                                 The Debt Financing Commitment is (i) the legal, valid and binding obligation of Parent and Merger Subsidiary, as applicable, and, to the Knowledge of Parent and Merger Subsidiary, each of the other parties thereto, (ii) enforceable in accordance with their respective terms against Parent and Merger Subsidiary, as applicable, and, to the Knowledge of Parent and Merger Subsidiary, each of the other parties thereto and (iii) in full force and effect, subject, as to enforceability, to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by legal principles of general applicability governing the availability of equitable remedies.  As of the date of this Agreement, assuming the accuracy of the Company’s representations and warranties and undertakings under this Agreement, (A) no event has occurred that, with or without notice, lapse of time, or both, would or would reasonably be expected to, constitute a default or breach on the part of Parent, Merger Subsidiary, or, to the Knowledge of Parent and Merger Subsidiary, any other person party to the Debt Financing Commitment, in each case, under the Debt Financing Commitment and (B) assuming satisfaction or (to the extent permitted by applicable Law) waiver of the conditions to Parent’s and Merger Subsidiary’s obligation to consummate the Offer, neither Parent nor Merger Subsidiary has any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be made available to Parent or Merger Subsidiary on the Acceptance Date in accordance with the terms of the Debt Financing Commitment.  As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Financing Commitment and, after the date of this Agreement, such other conditions and contingencies with respect to the Debt Financing permitted pursuant to Section 6.19(a).  As of the date of this Agreement, there are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) to which Parent or any of its Affiliates is a party related to the funding of the full amount of the Debt Financing other than as expressly contained in the Debt Financing Commitment and delivered to the Company prior to the execution and delivery of this Agreement.

5.7                               Solvency.

After giving effect to the Offer, Merger and other transactions contemplated by this Agreement, neither Parent nor Merger Subsidiary will (i) be insolvent (insolvency being defined as its financial condition is such that (a) the sum of its debts is greater than the fair value of its assets or (b) the fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.

5.8                               Absence of Arrangements with Management.

Other than this Agreement and the Stockholder Tender and Voting Agreement, as of the date hereof there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Subsidiary or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company’s Board of Directors or any of their respective Affiliates, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

5.9                               Ownership.

Except as set forth in Section 5.9 of the Parent’s Disclosure Letter, neither Parent nor any of its Subsidiaries owns any Shares or other securities convertible into Shares, including, without limitation, beneficial ownership of any Shares or other securities convertible into Shares pursuant to Rule 13d-3 promulgated under the Exchange Act.

5.10                        Independent Investigation.

In entering into this Agreement and each of the other documents and instruments relating to the Merger and the other transactions contemplated by this Agreement, Parent and Merger Subsidiary have each relied solely upon its own investigation and analysis and the representations and warranties provided by the Company in Article IV, and Parent and Merger Subsidiary acknowledge and agree that except for the specific representations and warranties of the Company contained in this Agreement or any agreement or certificate contemplated hereby (including any that are subject to the Company Disclosure Documents and the Company SEC Reports), none of the Company, its Affiliates or any of its or their respective stockholders, controlling Persons or Representatives makes or has made any representation or warranty, either express or implied, with respect to the Company or its Subsidiaries or Affiliates or their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent and Merger Subsidiary or any of their respective Affiliates, stockholders or Representatives.

ARTICLE VI.
COVENANTS

6.1                               Affirmative Covenants.

From and after the date hereof and until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (such time period, the “Interim Period”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent (or oral consent by the Parent’s chief executive officer, chief financial officer or general counsel that is confirmed in writing within one (1) Business Day by the Company to Parent) which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as expressly contemplated or permitted by this Agreement or (iv) as disclosed in Section 6.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to (1) conduct its business in the ordinary course consistent with past practices, (2) use reasonable best efforts to maintain and preserve intact its assets, business organization, insurance coverage and business relationships and to retain the services of its key officers and key employees in each case, in all material respects and (3) take no action that would adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Authority required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2 shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.2.

6.2                               Negative Covenants.

(a)                                 The Company covenants and agrees that during the Interim Period, except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent (or oral consent by the Parent’s chief executive officer, chief financial officer or general counsel that is confirmed in writing within one (1) Business Day by the Company to Parent) which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as expressly contemplated or permitted by this Agreement or (vi) as disclosed in Section 6.2(a) of the Company’s Disclosure Letter, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

(i) (A) increase the compensation payable to or to become payable to or grant any bonuses to any former or present director, officer, employee or consultant, except for increases in base salary or base wages to employees who are not officers of the Company or any Subsidiary of the Company in the ordinary course of business consistent with past practice not to exceed a two percent (2%) increase of such employee’s then-current base salary, (B) enter into or amend any employment, severance, termination or similar agreement or arrangement with any director, officer, employee or consultant, (C) establish, adopt, enter into, terminate or amend or modify any Benefit Plan, (D) increase or grant any severance, retention or termination pay, (E) grant any new, or amend or modify any outstanding, awards under any Benefit Plan, (F) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any Benefit Plan, policy or arrangement (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or providing for compensation or benefits to any former or present director, officer, employee or consultant), (G) execute or amend in any material respect any consulting or indemnification agreement between the Company or any of its Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any material obligation to any employee incurred or entered into by the Company or any of its Subsidiaries, or (H) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance, retention or other change in control agreement; except in the case of (A) through (H), as required by the terms of any existing Company Benefit Plan or by applicable Law;

(ii) hire, engage, promote or terminate (other than for cause) any employee or other individual service provider who is or would be entitled to receive annual base compensation of $80,000 or more;

(iii) enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Law);

(iv) declare, set aside or pay any dividend on, or make any other distribution in respect of outstanding Equity Securities of the Company or any of its Subsidiaries, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; provided that the Company may declare and pay a dividend of up to three and one-half cents ($0.035) per Share per fiscal quarter consistent with past practice;

(v) (A) directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding Equity Securities of the Company or any of its Subsidiaries except for (1) any such acquisition by the Company or any of its Subsidiaries directly from any Subsidiary of the Company or (2) any repurchase of Company Restricted Shares outstanding on the date hereof in accordance with the terms of any Company Benefit Plan existing on the date hereof and in the ordinary course of business consistent with past practice, or (B) effect any reorganization or recapitalization or split, combine or reclassify any of the Equity Securities in the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such Equity Securities;

(vi) (A) issue, deliver, grant or sell, or authorize or propose the issuance, delivery, grant or sale of any Equity Securities of the Company or any of its Subsidiaries, except for issuances of Shares (1) upon the expiration of any restrictions of any grant existing at the date of this Agreement of restricted stock or bonus stock pursuant to the terms thereof as in effect on the date of this Agreement of any Current Company Benefit Plans or (2) that constitute periodic issuances of Shares required by the terms as in effect on the date of this Agreement of any Current Company Benefit Plans, (B) amend or otherwise modify the terms of any outstanding Equity Securities the effect of which will be to make such terms more favorable to the holders thereof except as otherwise permitted by Section 6.2(a)(i), or (C) except as expressly contemplated in Section 6.3 or otherwise in this Agreement, enter into or announce any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of any Equity Securities of the Company or any of its Subsidiaries.

(vii) (A) merge, consolidate or combine with any Person or dissolve or liquidate or adopt a plan of merger, consolidation or combination with any Person or dissolution or complete or partial liquidation, (B) acquire by merging or consolidating with, purchasing substantial Equity Securities in, purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice), (C) enter into any material partnership, joint venture agreement or similar agreement, or (D) make any loans, advances or capital contributions to, or investments in any Person except for loans, advances and capital contributions (1) to any wholly owned Subsidiary or (2) pursuant to and in accordance with the terms of any Material Contract or other legal obligation, in each case existing as of the date of this Agreement (copies of which have been Made Available to Parent);

(viii) sell, transfer, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the material properties or assets of the Company or any of its Subsidiaries, except for (a) pursuant to any agreements existing on the date of this Agreement (copies of which have been Made Available to Parent), (b) sales disclosed in Section 6.2(a) of the Company’s Disclosure Letter, and (c) Permitted Liens.

(ix) adopt or propose any amendments to its Certificate of Incorporation or Bylaws or other organizational documents or any of the organizational documents of the Subsidiaries of the Company;

(x) (A) change any of its methods or principles of accounting in effect at July 1, 2017, except to the extent required to comply with GAAP as advised by the Company’s independent accountants, (B) make or rescind any election relating to Taxes (other than any election that must be made periodically and is made consistent with past practice), (C) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (D) change any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of the U.S. federal income Tax Returns for the taxable year ended December 31, 2016, (E) request any Tax opinions or rulings, (F) authorize any Tax indemnities, (G) file with or provide to a Governmental Authority any waiver extending the statutory period for assessment or reassessment of Tax or any other waiver of restrictions on assessment or collection of any Tax; (H) enter into or amend any agreement or settlement with any Governmental Authority respecting Taxes or (I) amend or revoke any previously filed Tax Return except, in each case, as may be required by Law;

(xi) incur, create, assume, modify, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee, indemnity or similar instrument, except for (A) trade payables incurred in the ordinary course of business consistent with past practice,

(B) indebtedness with any wholly owned Subsidiary and (C) other obligations not exceeding $250,000 in the aggregate outstanding at any one time;

(xii) make or commit to make any capital expenditures in excess of $250,000 individually and $1,000,000 in the aggregate during any fiscal quarter; provided, however, that in no event shall the Company make or commit to make any capital expenditures set forth on Section 6.2(b) of the Company’s Disclosure Letter;

(xiii) enter into or amend any agreement between the Company or any of its Subsidiaries and any agent, sales representative or similar Person except in the ordinary course of business consistent with the past practice;

(xiv) transfer to any Person or entity Intellectual Property owned by the Company and necessary to carry on the Company’s business;

(xv) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) prior to the same being due in excess of $250,000 in the aggregate, other than pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date hereof (copies of which have been Made Available to Parent);

(xvi) enter into any “non-compete” or similar agreement that could restrict the businesses of the Surviving Corporation following the Effective Time or that could in any way restrict the businesses of Parent or its Affiliates (excluding the Surviving Corporation) or take any action that may impose new or additional regulatory requirements on any Affiliate of Parent (excluding the Surviving Corporation);

(xvii) fail to use commercially reasonable efforts to maintain the Company’s current insurance policies;

(xviii) fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any material Authorizations or any other approval required by any Governmental Authority for the continuing operation of its business;

(xix) (A) enter into, renew, modify, amend or terminate any Material Contract to which the Company or any of its Subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder except in the ordinary course of business consistent with past practice or (B) enter into or amend in any material manner any contract, agreement or commitment with any former or present director, officer or employee of the Company or any of its Subsidiaries or with any Affiliate or associate (as defined under the Exchange Act) of any of the foregoing Persons except to the extent permitted under paragraph (i) above;

(xx) adopt any stockholder rights plan or similar arrangement;

(xxi) enter into any new lines of business;

(xxii) take, cause to be taken or omit to take any action that is intended or could reasonably be expected to, individually or in the aggregate, result in any of the representations or warranties contained herein becoming untrue or inaccurate in any material respect or result in any of the conditions set forth on Annex A not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; or

(xxiii) agree in writing or otherwise to do any of the foregoing.

Except as otherwise contemplated by Section 2.3, nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations and the operations of its Subsidiaries.

(b)                                 During the Interim Period and except (i) as may be otherwise required by applicable Law, or (ii) as expressly contemplated or permitted by this Agreement, Parent and Merger Subsidiary shall take no action that is intended to or that would reasonably be expected to adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Authority required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise delay or prohibit consummation of Offer, the Merger or other transactions contemplated hereby.

6.3                               No Solicitation.

(a)                                 From and after the date hereof, except as specifically permitted in this Section 6.3, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or its or their Representatives to, directly or indirectly: (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries with respect to the submission or the announcement of any Acquisition Proposal; (ii) participate in discussions or negotiations regarding or furnish any non-public information relating to the Company or any of its Subsidiaries with respect to, or otherwise cooperate in any way with, any effort or attempt by any Person (other than Parent or its Affiliates) to make an inquiry in respect of or make any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (iii) except for confidentiality agreements entered into pursuant to the proviso set forth in clause (d)(iv)(A) of this Section 6.3, enter into a letter of intent, memorandum of understanding or other agreement with any Person, other than Parent or its Affiliates, relating to an Acquisition Proposal or (iv) waive any Standstill Agreement (as defined below) or voting restriction contained in the organizational or governing documents of the Company or any of its Subsidiaries. The Company shall ensure that its Representatives are aware of the provisions of this Section 6.3, and any violation of the restrictions contained in this Section 6.3 by the Company’s Board of Directors (including any committee thereof) or any director, officer or employee of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.3 by the Company.

(b)                                 The Company shall, and shall cause each of its Subsidiaries and instruct its Representatives to, (i) cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person (other than Parent or its Affiliates) being conducted with respect to any Acquisition Proposal on the date hereof, (ii) promptly request that each Person (other than Parent or its Affiliates) that has received confidential information in connection with a possible Acquisition Proposal return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries and (iii) enforce, and cause to be enforced, any confidentiality, standstill or other agreement to which the Company is a party (such agreement, a “Standstill Agreement”).

(c)                                  From and after the date hereof, the Company shall notify Parent as soon as practicable (but in any event within twenty-four (24) hours) after receipt of (i) any Acquisition Proposal or indication that any Person is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries or (iii) any request for access to the properties, assets or the books and records of the Company or its Subsidiaries that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal.  The Company shall provide Parent promptly with the identity of such Person, a description of such Acquisition Proposal, indication or request and, if applicable, a copy of such Acquisition Proposal, unless the Company is prohibited from such actions by the terms of any agreement between the Company and such Person.  The Company shall keep Parent informed on a reasonably current basis of the status and the material details of any such Acquisition Proposal, indication or request and shall notify Parent as soon as practicable (but in any event within twenty-four (24) hours) of any material change in the terms of any such Acquisition Proposal, indication or request (including whether such Acquisition Proposal, indication or request has been withdrawn or rejected and of any material change to the terms thereof) and concurrently provide a copy of any document received from or on behalf of the Person making such Acquisition Proposal, indication or request relating to any such material development.

(d)                                 Notwithstanding the foregoing provisions of this Section 6.3, prior to the Acceptance Date, after receiving an unsolicited, bona fide, third party proposal with respect to an Acquisition Proposal that is submitted to the Company by any Person (and not withdrawn), if  none of the Company, any of its Subsidiaries nor any Representatives of the Company and any of its Subsidiaries have breached any of the provisions set forth in this Section 6.3 in any respect, nothing in this Agreement shall prevent the Company or its Board of Directors from (X) contacting such Person solely to clarify the terms and conditions thereof  and (Y) engaging in discussions or negotiations with, or furnishing or disclosing any information relating to the Company or any of its Subsidiaries or giving access to the properties, assets or the books and records of the Company or any of its Subsidiaries with such Person if, in the case of clause (Y), (i) such Person is not a party to any Standstill Agreement with the Company or any of its Subsidiaries, (ii) the Board of Directors determines in good faith (after consultation with the Company’s legal and financial advisors) that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal and (after consultation with the Company’s legal advisor) that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties to the stockholders of the Company under applicable Laws, and (iii) the Company (A) enters into a confidentiality agreement at least as restrictive as the Confidentiality Agreement and provides a copy of such agreement to Parent and (B) concurrently discloses or makes available the same information to Parent as it makes available to such Person.

(e)                                  The Board of Directors of the Company shall not (i) except as set forth in this Section 6.3, withdraw or modify or change, or publicly propose to withdraw or modify or change, in a manner adverse to Parent and Merger Subsidiary, its recommendation of the Offer, the Merger or this Agreement or (ii) except in accordance with this Section 6.3, approve, endorse or recommend, or publicly approve, endorse or recommend, any Acquisition Proposal or cause the Company to enter into any letter of intent, agreement in principle or other agreement with respect to any Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.3(d)(iv)(A)).  Notwithstanding the foregoing, if, at any time prior to the Acceptance Date, the Board of Directors of the Company determines in good faith (after consultation with the Company’s legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal, or that any material event or circumstance relating to the business prospects of the Company not known by the Board of Directors of the Company as of the date hereof (or if known, the consequences of which are not known or reasonably foreseeable by the Board of Directors of the Company as of the date hereof) and not relating to any Acquisition Proposal (such material event or circumstance, or consequences thereof, an “Intervening Event”) has occurred, the Board of Directors of the Company may withdraw or modify its recommendation of the Offer, the Merger or the Agreement in response to the Superior Proposal or Intervening Event and terminate this Agreement in accordance with Section 8.1(c)(ii), but only if (A) the Company’s Board of Directors determines in good faith (after consultation with the Company’s legal advisors) that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Laws, (B) the Board of Directors of the Company provides Parent with at least four (4) Business Days’ advance written notice (provided however, that during the five (5) Business Days prior to the initial Expiration Date, the period for notice shall be reduced to two (2) Business Days) of its intention to make a change in recommendation and specifying the material events giving rise thereto, and (C) during such four (4) Business Day period (or, where applicable, a two (2) Business Day period, the “Notice Period”), the Company and its Representatives shall, if requested by Parent, negotiate in good faith with Parent and its Representatives to amend this Agreement so as to enable the Board of Directors of the Company to proceed with its recommendation of this Agreement (after taking into account any agreed modifications to the terms of this Agreement) and at the end of such Notice Period (it being understood and agreed that any amendment to the financial terms or any other material term of such Acquisition Proposal shall require a new Notice Period of at least three (3) Business Days (or, during the five (5) Business Days prior to the initial Expiration Date, one (1) Business Days), the Board of Directors of the Company maintains its determination (after taking into account any agreed modifications to the terms of this Agreement).

(f)                                   Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted to disclose to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act; provided, however, that the Board of Directors of the Company shall first provide Parent the notice and opportunity to negotiate an amendment to this Agreement in the manner provided in Section 6.3(e)(B) and Section 6.3(e)(C) above.

6.4                               Notices of Certain Events; Consultation.

(a)                                 The Company shall as promptly as reasonably practicable notify Parent of: (i) any notice or other communication of which the Company has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Company has Knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it has Knowledge that makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

(b)                                 Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable notify the Company of: (i) any notice or other communication of which Parent has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which Parent has Knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of Parent, threatened against, Parent or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware that makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

(c)                                  The Company shall consult with Parent prior to making its financial results for any period publicly available after the date of this Agreement and prior to filing any SEC Reports of the Company after the date of this Agreement.

6.5                               Parent Guarantee.

(a)                                 Parent will take all action necessary (i) to cause Merger Subsidiary to perform its obligations under this Agreement and to commence the Offer and consummate the Merger on the terms and conditions set forth in this Agreement and, to the extent permitted under the DGCL, in accordance with Section 251(h) of the DGCL as promptly as reasonably practicable following consummation (as defined in Section 251(h) of the DGCL) of the Offer and (ii) to ensure that, prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.  Parent shall not, and shall not permit Merger Subsidiary to, take any action that would result in the breach of any representation and warranty of Parent hereunder such that the Company would have the right to terminate this Agreement pursuant to Section 8.1(c).

(b)                                 Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Subsidiary or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 6.5.

6.6                               Director and Officer Liability.

(a)                                 From and after the Effective Time, Parent and, when applicable, the Surviving Corporation, shall indemnify, defend and hold harmless to the fullest extent permitted by Law the current and former officers and directors of the Company and its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Effective Time, including amounts paid in settlement or compromise with the approval of Parent (which approval shall not be unreasonably withheld, delayed or conditioned), by reason of the fact that such Indemnified Party is or was a director or officer of the Company or its Subsidiaries, is or was serving at the request of the Company as a director or officer of any other company, with respect to any action alleged to have been taken or omitted in any such capacity, provided, however, that the foregoing shall not apply to an Indemnified Party with respect to a Legal Proceeding that was commenced by Indemnified Party unless such Legal Proceeding was authorized or consented to by the Board of Directors of the Company.  Parent and Merger Subsidiary agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Company’s Certificate of Incorporation or Bylaws or any agreement set forth in Section 6.6 of the Company’s Disclosure Letter, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof.  If any Indemnified Party is or becomes involved in any Legal Proceeding in connection with any matter subject to indemnification hereunder, then, unless otherwise provided for in an indemnification agreement with such Indemnified Party, the Surviving Corporation shall advance, to the extent consistent with the provisions of then applicable law, as incurred any costs or expenses (including reasonable legal fees and disbursements of one counsel selected by the Indemnified Party), judgments, fines, losses, claims, damages or liabilities (“Damages”) arising out of or incurred in connection with such Legal Proceeding, subject to the Surviving Corporation’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Damages if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified.  In the event of any such Legal Proceeding, (i) the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Legal Proceeding and (ii) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any Legal Proceeding pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Proceeding or the Indemnified Party otherwise consents (which consent shall not be unreasonably withheld, delayed or conditioned).

(b)                                 From the Effective Time through the sixth (6th) anniversary of the Effective Time, Parent will cause, including, without limitation, by providing any necessary funds to meet the obligations of this Section 6.6, Merger Subsidiary to, and Surviving Corporation will, without any lapse in coverage, provide officers’ and directors’ liability insurance (the “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) covering each Indemnified Party on terms with respect to coverage and amount no less favorable than those of the Company’s officers’ and directors’ liability insurance policy in effect on the date hereof; provided, that Parent and the Surviving

Corporation shall not be obligated to expend a total premium during such period in excess of 300% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of this Agreement; provided further that if the amount of the total premium for such insurance shall exceed such 300%, Parent and the Surviving Corporation shall, jointly and severally, be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that in the event Parent or the Surviving Corporation shall prior to the sixth (6th) anniversary of the Effective Time, directly or indirectly, (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.6.  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if a prepaid D&O Insurance policy(ies) has been obtained prior to the Effective Time, which policy(ies) provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.  If such prepaid policy(ies) has been obtained prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause, including, without limitation, by providing any necessary funds to meet the obligations of this Section 6.6, the Surviving Corporation to maintain such policy(ies) in full force and effect in accordance with the terms and conditions set forth in this Section 6.6, and continue to honor the obligations thereunder.  Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney’s fees, incurred by any Person to enforce the obligations of Parent and Surviving Corporation under this Section 6.6.

(c)                                  The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to materially alter the indemnification(s) provided for under this Section 6.6 of any Indemnified Party to whom this Section 6.6 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6).

6.7                               Access and Information.

(a)                                 From the date hereof until the Effective Time, the Company will, and will cause its Subsidiaries and Representatives to, (i) afford to Parent, its Subsidiaries and their respective Representatives access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities and assets of the Company and to its books, records, contracts, work papers, Tax Returns and other documents that Parent, its Subsidiaries or their respective Representatives as may be reasonably requested and (ii) furnish promptly to Parent, its Subsidiaries and their respective Representatives such information concerning its business, properties, assets, liabilities, contracts, records and personnel (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of Parent; provided however that such access shall not include the right to do any intrusive or destructive testing including any sampling of environmental media without the prior written consent of the Company which shall not be unreasonably withheld.

(b)                                 Information obtained by Parent, its Subsidiaries and their respective Representatives pursuant to Section 6.7(a) shall be subject to the provisions of the Confidentiality Agreement.

6.8                               Schedule 14D-9.

(a)                                 Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.  The covenants contained in this Section 6.8 do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

(b)                                 The Company shall ensure that the Company Disclosure Documents at the time such Company Disclosure Documents or any amendment or supplement thereto are filed with the SEC, at the time of any distribution or dissemination thereof and at the time of the consummation (as defined in Section 251(h) of the DGCL) of the Offer will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Company’s covenants contained in this Section 6.8(b) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

(c)                                  None of the information with respect to the Company or any of its Subsidiaries or Affiliates that the Company furnishes to Parent specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the Acceptance Date, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

6.9                               Parent and Merger Subsidiary Offer Documents; Schedule TO.

(a)                                 Each of the Offer Documents when filed with the SEC, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.  The covenants contained in this Section 6.9(a) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

(b)                                 Parent shall ensure that the Offer Documents at the time such Offer Documents or any amendment or supplement thereto are filed with the SEC, at the time of any distribution or dissemination thereof and at the time of the consummation (as defined in Section 251(h) of the DGCL) of the Offer will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Parent’s covenants contained in this Section 6.9(b) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

(c)                                  None of the information with respect to Parent or Merger Subsidiary or any of their respective Subsidiaries or Affiliates that Parent furnishes to the Company specifically for use in the Company Disclosure Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof, at the time of the consummation (as defined in Section 251(h) of the DGCL) of the Offer, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

6.10                        Efforts.

(a)                                 Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or to cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate (as defined in Section 251(h) of the DGCL) and make effective, as promptly as practicable, the Offer and Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and Parent Approvals, from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the giving of notice, if required, under real property leases, (iv) the defending of any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger and the other transactions contemplated hereby and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.  In furtherance of the foregoing, the Company may, but in no event shall the Company or any of its Subsidiaries be required to, pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger.  No party hereto shall take any action that would reasonably be expected to prevent or materially delay or impede the receipt of any necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and Parent Approvals, from Governmental Authorities.

(b)                                 Subject to the terms and conditions herein provided and without limiting the foregoing, if required under the HSR Act, the Company and Parent shall (i) promptly, but in no event later than the tenth (10th) Business Day after the date of this Agreement, file any and all Notification and Report Forms required under the HSR Act with respect to the Offer, the Merger and the other transactions contemplated hereby, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, Authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other

Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely obtaining all such consents, permits, Authorizations or approvals, (iii) supply to any Governmental Authority as promptly as practicable any additional information or documentary material that may be requested pursuant to any Regulatory Law or by such Governmental Authority and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby.

(c)                                  Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and equityholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.  Subject to applicable legal limitations and the instructions of any Governmental Authority, the Company and Parent shall keep each other apprised of the status of matters relating to the consummation (as defined in Section 251(h) of the DGCL) of the Offer, the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Authority with respect to such Merger or transactions.  The Company and Parent shall provide counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority.  Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

(d)                                 In furtherance and not in limitation of the covenants of the parties contained in this Section 6.10, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation (as defined in Section 251(h) of the DGCL) of the Offer, the Merger or any other transaction contemplated hereby.

(e)                                  For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, Regulations, Orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Authority, or that otherwise may cause any restriction, in connection with the Offer, the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914

and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.

6.11                        Public Announcements.

Until the Effective Time, Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with the Stock Exchange will not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.12                        Stock Exchange De-listing.

Parent and the Company shall use their reasonable best efforts to cause the Shares to be de-listed from the Stock Exchange and de-registered under the Exchange Act promptly following the Effective Time.

6.13                        Defense of Litigation.

The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement; provided, however, that the Company shall not settle or offer to settle any claim, action, suit, charge, investigation or proceeding against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent.  The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Subsidiary in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

6.14                        State Takeover Statutes.

If any State takeover statute or similar Law is or becomes applicable to this Agreement, the Offer, the Stockholder Tender and Voting Agreements, the Merger or the transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall (a) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute or Law.

6.15                        Rule 14d-10(d) Matters.

Prior to the Acceptance Date and to the extent permitted by Law, the Company (acting through its Board, compensation committee or its independent directors, to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof with any of the Covered Securityholders pursuant to which compensation is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

6.16                        Employee Matters.

(a)                                 Parent agrees that the Continuing Employees will, during the period commencing on the Closing Date and continuing until July 1, 2018, continue to be provided with compensation and benefits (excluding equity awards) under the Current Company Benefit Plans that are no less favorable in the aggregate than the compensation and benefits (excluding equity awards) that are generally made available to such Continuing Employees by the Company and its Subsidiaries immediately prior to the Effective Time.

(b)                                 If requested in writing by Parent at least ten (10) Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately prior to the Closing Date (the “Plan Termination Date”), any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Plan Termination Date written evidence of the adoption by the Board of Directors (or comparable governing body) of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review of Parent).

(c)                                  Notwithstanding the foregoing, this Section 6.16 is not intended to and shall not (i) create any third party rights, (ii) amend any Company Benefit Plan, (iii) require Parent to continue any Company Benefit Plan beyond the time when it otherwise lawfully could be terminated or modified or (iv) provide any Continuing Employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.

6.17                        Amendment of Stock Awards.

As soon as practicable following the date hereof, the Company shall use its reasonable best efforts to cause each issued and outstanding Company Restricted Share granted under the Company Stock Plans to be amended to permit the acceleration and vesting of such Company Restricted Shares immediately prior to the Acceptance Date as provided in Section 3.8 hereof to the extent such Company Restricted Shares do not permit such treatment; provided, however, that in no event shall the Company provide any benefit or consideration to the holder of any Company Restricted Shares in obtaining such amendment or take any other action prohibited in connection with the transactions contemplated by this Agreement under Rule 14d-10 promulgated under the Exchange Act.

6.18                        Rule 16b-3.

Parent, Merger Subsidiary and the Company shall each take all such reasonable steps as may be required to cause the transactions contemplated by Articles II and III and any other dispositions of Equity Securities of the Company (including Company Restricted Shares) by each individual who is a director or executive officer of the Company or at the Effective Time will become a director or executive officer of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.19                        Financing.

(a)

(i) Each of Parent and Merger Subsidiary shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to consummate and obtain the Debt Financing on or prior to the Closing Date on the terms and subject only to the conditions contained in the Debt Financing Commitment (or with other terms and conditions agreed by Parent and the Financing Sources, subject to the restrictions on amendments of the Debt Financing Commitment set forth below), including using its reasonable best efforts to (A) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions contained in the Debt Financing Commitment (or with other terms and conditions agreed by Parent and the Financing Sources, subject to the restrictions on amendments of the Debt Financing Commitment set forth below), (B) satisfy (or obtain the waiver of), and cause its Affiliates to satisfy (or obtain the waiver of), on a timely basis all conditions, and comply with all obligations applicable to Parent or Merger Subsidiary, contained in the Debt Financing Commitment or the definitive agreements related to the Debt Financing Commitment that are within the control of the Parent or Merger Subsidiary or any of its or their Affiliates, and (C) maintain in effect the Debt Financing Commitment.  If all conditions to the Debt Financing have been satisfied and the conditions to Parent’s and Merger Subsidiary’s obligation to consummate the Merger have been satisfied or (to the extent permitted by Applicable Law) waived, each of Parent and Merger Subsidiary shall use their reasonable best efforts to take all actions within its control to cause the Financing Sources to fund the Debt Financing on the Closing Date.  For the avoidance of doubt and notwithstanding anything to the contrary in this Section 6.19, Parent acknowledges and agrees that its obligations to consummate the Offer on the terms and subject to the conditions set forth herein is not conditioned upon the availability or consummation of the Debt Financing, the availability of any replacement commitments or receipt of the proceeds therefrom.

(ii) Neither Parent nor Merger Subsidiary shall agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Debt Financing Commitment without the Company’s prior written consent that (A) adds or modifies conditions or contingencies to the availability of the Debt Financing relative to those contained in the Debt Financing Commitment in a manner that would reasonably be expected to (x) delay the Closing or impair the funding of the Debt Financing on the Closing Date or (y) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing less likely to occur, (B) would otherwise reasonably be expected to impair or delay the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date, (C) adversely impacts the ability of Parent or Merger Subsidiary to enforce its rights against the other parties to the Debt Financing Commitment or (D) reduces the aggregate amount of the Debt Financing set forth in the Debt Financing Commitment, in each case as of the date of this Agreement by an amount that would reasonably be expected to delay the Closing or impair the funding of the Debt Financing at the Closing; provided, however, that in the case of clause (D), to the extent that the aggregate amount of the Debt Financing is reduced pursuant to the terms of the Debt Financing Commitment by virtue of obtaining alternative committed financing, such alternative financing shall comply with the requirements set forth in clauses (A) — (C) of this sentence, and provided, further that notwithstanding clauses (A) — (D), Parent or Merger Subsidiary may amend, restate, modify or supplement the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, underwriters, syndication agents, lenders or similar entities that have not executed the Debt Financing Commitment as of the date hereof, to provide for the assignment and reallocation of a portion of the debt financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, in each case, as expressly set forth in the Debt Financing Commitment.  Parent shall promptly deliver to the Company copies of any amendment, modification or waiver to or under the Debt Financing Commitment.

(iii) Parent shall keep the Company informed on a current basis and in reasonable detail of the status of the Debt Financing and provide to the Company copies of substantially final drafts (when available) of the material definitive documents for the Debt Financing (subject to customary redaction with respect to fees). Without limiting the generality of the foregoing, Parent shall, promptly after obtaining knowledge thereof, give the Company written notice of any (A) breach or default by any party to the Debt Financing Commitment and any definitive document related to the Debt Financing, (B) actual or written threat of withdrawal, repudiation or termination of the Debt Financing Commitment or the definitive documents relating to the Debt Financing, (C) material dispute or disagreement between or among any parties to the Debt Financing Commitment or any definitive document related to the Debt Financing, or (D) occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or Merger Subsidiary to obtain all or any portion of the Debt Financing contemplated by the Debt Financing Commitment (or if at any time for any other reason Parent or Merger Subsidiary believes that it will not be able to obtain all or any portion of the Debt Financing contemplated by the Debt Financing Commitment).

(iv) If any portion of the Debt Financing becomes unavailable on the terms and conditions contained in the Debt Financing Commitment, Parent and Merger Subsidiary shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount sufficient to consummate the Merger as promptly as practicable following the occurrence of such event.  Neither Parent nor Merger Subsidiary shall enter into such new debt financing commitment without the consent of the Company if the terms thereof would be reasonably expected to impair or delay or prevent the Closing.  Parent shall deliver to the Company true and complete copies of all contracts or other arrangements (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing.  For purposes of this Section 6.19, references to the “Debt Financing” shall include the financing contemplated by the Debt Financing Commitment as permitted to be amended, modified or replaced by this Section 6.19 and references to the “Debt Financing Commitment” shall include such documents as permitted to be amended, modified or replaced by this Section 6.19.

(v) Notwithstanding anything to the contrary set forth herein, Parent and Merger Subsidiary shall be entitled to pursue and enter into alternative or substitute financing, the terms of which may differ from the terms set forth in the Debt Financing Commitment, but which will conform with Section 6.19(a)(ii) above. No actions taken by Parent, Merger Subsidiary, or their Affiliates or their respective Representatives in connection therewith shall in and of itself constitute a breach of the obligations of Parent or Merger Subsidiary under this Agreement.

(b)                                 Prior to the Closing Date, the Company shall provide, and cause its Subsidiaries to provide, and shall request that its Representatives provide, to Parent and Merger Subsidiary, in each case at Parent’s sole expense, such cooperation as is reasonably requested by Parent in connection with the arrangement of the Debt Financing (or any replacement, amended, modified, alternative or substitute financing permitted by this Section 6.19 (each, an “Alternative Financing”)).  Such cooperation shall include, at the reasonable request of Parent:

(i) reasonable cooperation with customary marketing efforts of Parent and Merger Subsidiary for all or any portion of the Debt Financing, any Alternative Financing and any underwritten offering of debt securities, including causing its management team, with appropriate seniority and expertise, and external auditors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times prior to and during the Marketing Period;

(ii) in advance of the Marketing Period, providing reasonable assistance with the preparation of customary rating agency presentations, road show materials, bank information memoranda, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents customarily required (which may incorporate, by reference, periodic and current reports filed by the Company with the SEC) in connection with the marketing and syndication of the Debt Financing, any Alternative Financing or an underwritten offering of debt securities;

(iii) providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors;

(iv) using reasonable best efforts to furnish Parent and Merger Subsidiary, within a reasonable amount of time following Parent’s request, with information available to the Company relating to the Company and its Subsidiaries to the extent required to consummate the Debt Financing in accordance with the terms of the Debt Financing Commitment as in effect on the date of this Agreement, and providing reasonable assistance to the Parent’s and Merger Subsidiary’s preparation of pro forma financial information and projections required to consummate the Debt Financing in accordance with the terms of the Debt Financing Commitment, including delivery of the Required Information as promptly as practicable;

(v) using reasonable best efforts to furnish Parent at least five (5) Business Days prior to the Closing Date, with all documentation and other information related to the Company and its Subsidiaries as and solely to the extent required by any Governmental Authority with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(vi) requesting that the Company’s independent accountants participate in drafting sessions and accounting due diligence sessions and cooperate with the Debt Financing, any Alternative Financing and any underwritten offering of debt securities consistent with their customary practice, including requesting that they provide customary comfort letters (including “negative assurance” comfort) to the extent required in connection with the marketing and syndication of the Debt Financing (as set forth in the Debt Financing Commitment as in effect on the date of this Agreement) or as are customarily required in an underwritten offering of debt securities or any Alternative Financing;

(vii) reasonable cooperation with the Financing Sources’ due diligence, to the extent customary and reasonable;

(viii) reasonably cooperating with Parent’s legal counsel in connection with customary legal opinions required of Merger Subsidiary or Parent in connection with the Debt Financing;

(ix) reasonably assisting in the preparation of, and executing and delivering, definitive agreements for the Debt Financing and other customary financing documents, including guarantee and collateral documents and other certificates and documents as may be reasonably requested by Parent or Merger Subsidiary, as applicable;

(x) facilitating the pledging of collateral for the Debt Financing (including delivery of original stock certificates and original stock powers of the Company and its Subsidiaries to the extent required on the Closing Date in connection with the Debt Financing);

(xi) arranging for a customary payoff letter (in form and substance reasonably acceptable to Parent) to be delivered at or prior to Closing relating to the payoff and termination of, the Credit Agreement, duly executed by the administrative agent, or any other holder of such indebtedness, as applicable, and setting forth all amounts necessary to be paid in order to fully pay off all of the amounts outstanding under the Credit Agreement, and providing that, upon such payment, such indebtedness will be extinguished and all Liens relating thereto will be released;

(xii) taking all ministerial company actions, subject to and only effective upon the occurrence of the Closing, reasonably requested by Parent or Merger Subsidiary, as applicable, to permit the consummation of the Debt Financing; and

(xiii) using reasonable best efforts to permit the Debt Financing or any Alternative Financing to benefit from the existing lending relationships of the Company and its Subsidiaries.

(c)                                  Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with the Debt Financing or any Alternative Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 6.19, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing or any Alternative Financing and any information used in connection therewith, except with respect to any historical financial statements provided by the Company or any of its Subsidiaries and except to the extent such losses, damages, claims, costs or expenses arose out of or resulted from the fraud, willful misconduct, gross negligence or intentional misrepresentation of any such indemnified party.  All information obtained by the parties hereto pursuant to this Section 6.19 shall be kept confidential in accordance with the Confidentiality Agreement.

(d)                                 The Company hereby consents to the use of its and its Subsidiaries’ trademarks and logos in connection with the Debt Financing, any Alternative Financing or any underwritten offering of debt securities; provided, that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

6.20                        Company Floor Plan Financing Arrangements.

At Parent’s request the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts, and each shall use its respective reasonable best efforts to cause its respective Representatives to use their reasonable best efforts, to arrange for the continued availability to the Company and its Subsidiaries following the Closing of the Ally Financial Master Manufacturer’s Finance Plan Agreement and all related financing accommodations referenced therein as in effect on the date hereof, and shall cooperate with Parent in all discussions and arrangements Parent deems necessary or desirable in connection therewith, including all notices, financing statements, granting of security interests and continuations thereof; provided, that nothing herein shall (a) require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company and its Subsidiaries in the ordinary course, or (b) require the Company or any of its Subsidiaries to pay any fees or incur any other liability or obligation in connection therewith or be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection therewith, in each case that is not fully paid or reimbursed by Parent.

ARTICLE VII.
CONDITIONS TO THE MERGER

7.1                               Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)                                 no provision of any applicable Law or Order of any Governmental Authority of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect;

(b)                                 all consents, Authorizations, Orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, Authorization, Order, approval, filing or registration would not make the Merger illegal or reasonably be expected to have a Company Material Adverse Effect or materially impair the ability of Parent and Merger Subsidiary, taken as a whole, to consummate the transactions contemplated by this Agreement, as the case may be; and

(c)                                  Merger Subsidiary shall have accepted for purchase and paid for the Shares validly tendered and not withdrawn pursuant to the Offer and made all payments required under Section 3.8.

7.2                               Frustration of Closing Conditions.

Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, as the case may be, to be satisfied if such failure was caused in any material respect by such party’s breach of any provision of this Agreement or failure to use such efforts to consummate the Merger and the other transactions contemplated hereby as required by Section 6.10.

ARTICLE VIII.
TERMINATION

8.1                               Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)                                 by mutual written consent of the Company and Parent;

(b)                                 by either the Company or Parent if:

(i) prior to the consummation (as defined in Section 251(h) of the DGCL) of the Offer, if the Offer has not been consummated (as defined in Section 251(h) of the DGCL) on or before November 6, 2017 (the “End Date”); provided, however, that if on the End Date the condition set forth in paragraph (ii) of Annex A shall not have been satisfied but all other conditions to the Offer shall have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Expiration Date, provided, that such conditions are reasonably capable of being satisfied), then the End Date shall be extended to December 6, 2017 (provided that the right to terminate this Agreement under this clause (b)(i) shall not be available to any party whose breach or failure to fulfill any of its material obligations under this Agreement has been the cause of the failure to consummate (as defined in Section 251(h) of the DGCL) the Offer by such date); or

(ii) there shall be any applicable Law that makes consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger illegal or otherwise prohibited or if any Order of a Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger, and such Order shall have become final and nonappealable (provided that the right to terminate this Agreement under this clause (b)(ii) shall not be available to any party who has not used its reasonable best efforts to have such Order lifted and shall not be available to any party whose breach of any provision of this Agreement results in any applicable Law making the consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger illegal or otherwise prohibited or the imposition of any Order of a Governmental Authority of competent jurisdiction that restrains or prohibits the consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger).

(c)                                  by the Company if:

(i) prior to the Acceptance Date, Parent or Merger Subsidiary shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (y) breached any of its representations or warranties set forth in this Agreement in any material respect, or any such representation or warranty shall have become untrue in any material respect, which breach or failure is either incurable or, if curable, is not cured by Parent and/or Merger Subsidiary by the earlier of (A) thirty (30) days following receipt by Parent of written notice of such breach or failure and (B) the End Date; provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement;

(ii) if, at any time prior to the Acceptance Date, (x) the Company has not violated Section 6.3 and has complied with Section 6.3(e), (y) the Company has received a Superior Proposal, and (z) the Board of Directors has approved the termination of this Agreement and the Company promptly enters into a definitive agreement providing for the implementation of the Superior Proposal; provided, that, promptly following such termination, the Company pays the Termination Fee due pursuant to Section 8.3(b); or

(iii) (A) Merger Subsidiary fails to commence the Offer within five (5) Business Days following the expiration of the period required by Section 2.1(a) or terminates or makes any change to the Offer in material violation of the terms of this Agreement or (B) at any Expiration Date, Merger Subsidiary shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 2.1 and at such time as all of the conditions set forth on Annex A are satisfied or no subsequent Expiration Date is established pursuant to an authorized extension of the Offer (provided that the right to terminate this Agreement under this clause (c)(iii) shall not be available to the Company if its breach or failure to fulfill any of its material obligations under this Agreement has been the cause of the failure to commence the Offer or consummate (as defined in Section 251(h) of the DGCL) the Offer);

(d)                                 by Parent prior to the Acceptance Date, if:

(i) the Company shall have breached any representations or warranties set forth in this Agreement or any representation or warranty of the Company shall have become untrue, in either case such that the condition set forth in paragraph (iv)(b) of Annex A would not be satisfied or would be incapable of being satisfied by the earlier of (A) thirty (30) days following receipt by the Company of written notice of such breach and (B) the End Date; provided, that at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement;

(ii) the Company shall have breached its covenants or agreements hereunder and any such breaches remain uncured, or are incapable of being cured, such that the conditions set forth in paragraph (iv)(c) of Annex A would not be satisfied or would be incapable of being satisfied by the earlier of (A) thirty (30) days following receipt by the Company of written notice of such breach and (B) the End Date; provided, that at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement; or

(iii) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent and Merger Subsidiary, its recommendation of the Offer, the Merger or this Agreement, or the Company shall have breached in any material respect its obligations under Section 6.3.

The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, Representatives or agents, whether prior to or after the execution of this Agreement.

8.2                               Effect of Termination.

If this Agreement is terminated pursuant to Section 8.1, the party desiring to terminate shall give written notice to the other party or parties, specifying the provisions pursuant to which termination is made and the basis therefor described in reasonable detail, and this Agreement shall become void and of no effect with no liability on the part of any party to the other party hereto immediately upon delivery of such written notice to the other party; provided, however, that nothing herein shall relieve any party from liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or any Willful and Material Breach in connection with this Agreement or the transactions contemplated by this Agreement; provided further, however, that notwithstanding the foregoing or anything else in this Agreement to the contrary, the provisions of the Confidentiality Agreement, this Section 8.2, Section 8.3 and Article IX shall survive any termination hereof.  When used in this Agreement, the term “Willful and Material Breach” shall mean an act or a failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, with the actual knowledge of the breaching party that the taking of the act or failure to act would, or would reasonably be expected to, cause or constitute a breach of this Agreement.

8.3                               Termination Fees; Expenses.

(a)                                 Except as otherwise provided in this Section 8.3, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)                                 In the event that:

(i) (A) a bona fide Acquisition Proposal shall have been made known to the Company, the Board, or senior management of the Company, or shall have been made directly to the stockholders of the Company or any Person shall have publicly announced a bona fide intention (not subsequently withdrawn) to make an Acquisition Proposal and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) (Failure to close by End Date), Section 8.1(d)(i) (Company breach of representation or warranty) or Section 8.1(d)(ii) (Company breach of covenant) and (C) the Company consummates an Acquisition Proposal, within twelve (12) months of the date this Agreement is terminated (provided that for purposes of this Section 8.3(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) (Company receipt of Superior Proposal); or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(iii) (Company change in recommendation);

then, the Company shall pay to Parent or an Affiliate of Parent designated in writing by Parent (“Payee”) a termination fee of $12,751,000 in cash (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)                                  Any payment required to be made pursuant to clause (i) of Section 8.3(b) shall be made to Payee on the date an Acquisition Proposal is consummated; any payment required to be made pursuant to clause (ii) or (iii) of Section 8.3(b) shall be made to Payee within two (2) Business Days of notice of the occurrence thereof to the Company; and in each case such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(d)                                 In the event that the Company shall terminate this Agreement pursuant to Section 8.1(c)(i) (Parent breach of representation or covenant), or Section 8.1(c)(iii)(B) (Merger Subsidiary failure to accept Shares), then, within two (2) Business Days of notice thereof, Parent shall pay to the Company a termination fee of $20,037,000 in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.  Such payments shall be made by wire transfer of immediately available funds to an account to be designated by the Company.

(e)                                  Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.3(b) and Section 8.3(d) are not a penalty, but rather are a reasonable amount that will compensate Parent and Merger Subsidiary, with respect to Section 8.3(b), and the Company, with respect to Section 8.3(d), for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without the agreements contained in this Section 8.3, the parties would not have entered into this Agreement.  Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, the Company shall pay to Parent the Expenses incurred by the prevailing party and its Affiliates in connection with such suit, together with interest on the amount of such amount or portion thereof at a rate equal to the prime rate reported in The Wall Street Journal on the date such payment was required to be made through the date of payment.  Likewise, if Parent fails to promptly pay any amount due pursuant to

Section 8.3(d) and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amount set forth in Section 8.3(d) or any portion thereof, Parent shall pay to the Company the Expenses incurred by the Company in connection with such suit, together with interest on the amount of such amount or portion thereof at a rate equal to the prime rate reported in The Wall Street Journal on the date such payment was required to be made through the date of payment.

(f)                                   Limitation on Remedies.

(i) Notwithstanding anything to the contrary in this Agreement, except (i) for the remedy of specific performance to the extent permitted in Section 9.11 and (ii) with respect to liabilities or damages that were the result of fraud or any Willful and Material Breach on the part of Parent or Merger Subsidiary in connection with this Agreement or the transactions contemplated by this Agreement, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Subsidiary and their respective Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents or other Representatives, members, Financing Sources or other financing sources, managers, general or limited partners or assignees (collectively, the “Parent Related Parties”) for all losses and damages that arise out of the failure of the transactions under this Agreement to be consummated or any breach or failure to perform as required hereunder or otherwise, shall be to terminate this Agreement and, to the extent and only to the extent provided in Section 8.3, to receive payment of the Parent Termination Fee payable pursuant to Section 8.3(d), and upon payment in full of such amounts, neither the Company nor any other Person shall have any rights or claims against the Parent Related Parties under or relating to this Agreement or the transactions contemplated hereby, nor shall the Company or any other Person be entitled to bring or maintain any other Legal Proceeding against the Parent Related Parties arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, while the Company may pursue both specific performance as permitted by Section 9.11 and the payment of the Parent Termination Fee, (i) in no event shall the Company be entitled to specific performance of this Agreement from and after such time as the Company has received the Parent Termination Fee payable pursuant to Section 8.3(d) and (ii) under no circumstances shall the Company be entitled to receive both (A) a grant of specific performance pursuant to Section 9.11 and (B) the Parent Termination Fee payable pursuant to Section 8.3(d).

(ii) Notwithstanding anything to the contrary in this Agreement, except (i) for the remedy of specific performance to the extent permitted under Section 9.11 and (ii) with respect to liabilities or damages that were the result of fraud or any Willful and Material Breach on the part of the Company in connection with this Agreement or the transactions contemplated by this Agreement, Parent’s and Merger Subsidiary’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company and its respective Affiliates and any of its respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents or other Representatives, members, or other financing sources, managers, general or limited partners or assignees (collectively, the “Company Related Parties”) for all losses and damages that arise out of the failure of the transactions under this Agreement to be consummated or any breach or failure to perform as required hereunder or otherwise shall be to terminate this Agreement and, to the extent and only to the extent provided in Section 8.3, to receive payment of the Termination Fee payable pursuant to Section 8.3(b), and upon payment in full of such amounts, neither Parent nor Merger Subsidiary nor any other Person shall have any rights or claims against the Company Related Parties under or relating to this Agreement or the transactions contemplated hereby, nor shall Parent or Merger Subsidiary or any other Person be entitled to bring or maintain any other Legal Proceeding against the Company Related Parties arising out of this Agreement or the transactions contemplated hereby.  For the avoidance of doubt, while Parent and Merger Subsidiary may pursue both specific performance (as permitted by Section 9.11) and the payment of the Termination Fee, (i) in no event shall Parent be entitled to specific performance of this Agreement from and after such time as Parent has received the Termination Fee payable pursuant to Section 8.3(b) and (ii) under no circumstances shall Parent or Merger Subsidiary be entitled to receive both (A) a grant of specific performance pursuant to Section 9.11 and (B) the Termination Fee payable pursuant to Section 8.3(b).

ARTICLE IX.
MISCELLANEOUS

9.1                               Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) on the date sent by facsimile or by email of a PDF document (with written confirmation of transmission) if sent during the normal business hours of the recipient and the next Business day if sent after the normal business hours of the recipient, or (iii) one Business Day following the day sent by nationally recognized overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision.

(a)                                 if to Parent or Merger Subsidiary, to:

Wabash National Corporation

1000 Sagamore Parkway S.

Lafayette, IN 47905-4727

Telephone: (765) 771-5438

Facsimile: (765) 771-5308

Email: Jeff.Taylor@wabashnational.com

Attention: Jeffrey Taylor, Senior Vice President and CFO

with a required copy (which shall not constitute notice) to:

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

Telephone: (410) 659-2700

Facsimile: (410) 659-2701

Email: michael.silver@hoganlovells.com and william.intner@hoganlovells.com

Attention: Michael J. Silver and William I. Intner

(b)                                 if to the Company, to:

Supreme Industries, Inc.

2581 E. Kercher Road

Goshen, IN 46528

Telephone: 574-642-1000

Facsimile: 574-642-3208

Email: john.dorbin@supremecorp.com

Attention: General Counsel

with a required copy (which shall not constitute notice) to:

Haynes and Boone, LLP

2323 Victory Ave., Suite 700

Dallas, TX 75219

Telephone: (214) 651-5000

Facsimile: (214) 200-0636

Email: bruce.newsome@haynesboone.com

Attention: Bruce Newsome or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto.  Each such notice, request or other communication shall be effective when received at the address specified in this Section (or on the next Business Day if received after 5:00 p.m. local time on a Business Day or if received on a day that is not a Business Day).

9.2                               Survival of Representations and Warranties and Agreements.

The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.  This Section 9.2 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

9.3                               Amendments; No Waivers.

(a)                                 Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment obtained; and provided further that no amendment to Sections 8.3, 9.5, 9.7, 9.10, 9.13 or this Section 9.3 that in any way affects the rights of the Financing Sources shall be effective except with the prior written consent of each Financing Source to such amendments.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4                               Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and which transfer shall not relieve Parent and Merger Subsidiary of their obligations hereunder in the event of a breach by their transferee).

9.5                               Governing Law, Jurisdiction, Etc.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of law hereof.

(b)                                 The parties hereto, on their behalf and on behalf of their respective Affiliates, irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery (or, if such Court or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware) and the federal Courts of the United States of America located in the State of Delaware (and of the appropriate appellate Courts therefrom) in connection with any dispute arising out of, in connection with, in respect of, or in any way relating to:

(i) the negotiation, execution and performance of this Agreement and the transactions contemplated hereby;

(ii) the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement, or

(iii) any actions of or omissions by any Covered Party (as defined below) in any way connected with, related to or giving rise to any of the foregoing matters ((i), (ii) and (iii) collectively, the “Covered Matters”), and hereby waive, and agree not to assert as a defense in any Legal Proceeding with regard to or involving a Covered Matter, that such Legal Proceeding may not be brought or is not maintainable in said Courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such Courts, and the parties hereto, on their behalf and on behalf of their respective Affiliates, irrevocably agree that all claims with respect to such Legal

Proceeding shall be heard and determined exclusively by such a Delaware state or federal Court.  The parties hereto, on their behalf and on behalf of their respective Affiliates, hereby consent to and grant any such Court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such Legal Proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Notwithstanding the foregoing, each of the parties hereto agrees that (I) it will not bring or support or permit any of their Affiliates to bring or support, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in applicable Law or in equity, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the transactions contemplated hereby or the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (II) solely for purposes of any such action, cause of action, claim, cross-claim or third-party claim referred to in clause (I), this Agreement shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York applicable to agreements executed and performed entirely within such state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(c)                                  In addition, by entering into this Agreement, each party hereto, on its behalf and, to the fullest extent permissible by applicable Law, on behalf of its respective equityholders, partners, members, directors, Affiliates, officers or agents, as the case may be, covenants, agrees and acknowledges, that it shall not bring any Legal Proceeding (regardless of the legal theory or claim involved or the procedural nature of any such Legal Proceeding) with regard to any Covered Matter against any Covered Party, other than the parties hereto.

(d)                                 The parties hereto acknowledge and agree that (i) the agreements contained in this Section 9.5 are an integral part of this Agreement and the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, (ii) any breach of this Section 9.5 would result in irreparable harm and that monetary damages would not be a sufficient remedy for any such breach and (iii) that any breach of this Section 9.5 will be deemed a material breach of this Agreement.  Accordingly, each Covered Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach by a party (or any affiliate of such party) and in case of any such breach, the non-breaching party shall be excused from its performance obligations under this Agreement.

For the purposes of this Section 9.5, “Covered Party” shall mean (i) any party hereto, (ii) any such parties’ officers, directors, agents, employees, or Affiliates or (iii) any officer, director, agent, or employee of any such Person, all of whom are intended third party beneficiaries of this Section 9.5.

9.6                               Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts (including by facsimile or electronic transmission in portable document format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

9.7                               Entire Agreement.

This Agreement, the Company’s Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.  Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 6.6, which are intended for the benefit of the Company’s former and present officers and directors, Section 9.5, which is intended for the benefit of the Covered Parties and Sections 8.3, 9.3, 9.5, 9.7 and 9.10, which are intended for the benefit of the Financing Sources.  Except as otherwise expressly provided in this Agreement (including pursuant to Sections 6.6, 9.5(c) and 9.11 hereof), this Agreement may be enforced only against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, equityholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or any claim related to tort or contract theories of Law.

9.8                               Headings.

The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.9                               Severability.

If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

9.10                        Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.11                        Specific Performance.

(a)                                 The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof on a timely basis or were otherwise breached.  It is accordingly agreed that, subject to the provisions of this Section 9.11, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in the Federal Court of the United States of America sitting in the State of Delaware), without proof of actual damages or otherwise.  This right is in addition to any other remedy at law or in equity.  This right shall include the right of the Company to cause Parent and Merger Subsidiary to cause the Offer, the Merger and the transactions contemplated by the Merger to be consummated on the terms and subject to the conditions thereto set forth in this Agreement.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  If, prior to the End Date, any party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by (x) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days or (y) such other time period established by the Delaware Court presiding over such Legal Proceeding.

(b)                                 Notwithstanding anything to the contrary, for the avoidance of doubt, while Parent and Merger Subsidiary may concurrently seek specific performance or other equitable relief and monetary damages under no circumstances shall Parent or Merger Subsidiary be permitted or entitled to receive both a grant of specific performance or other equitable relief to effect the consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger and a payment of monetary damages, including the Termination Fee.  Notwithstanding anything to the contrary, for the avoidance of doubt, while the Company may concurrently seek specific performance or other equitable relief and monetary damage, under no circumstances shall the Company be permitted or entitled to receive both a grant of a specific performance or other equitable relief to effect the consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger and payment of monetary damages including the Parent Termination Fee.

(c)                                  For the avoidance of doubt, in no event shall Parent be entitled to specific performance of this Agreement from and after such time as Parent has (i) terminated this Agreement pursuant to Section 8.3(b) and (ii) received the Termination Fee payable pursuant to Section 8.3(b).  For the avoidance of doubt, in no event shall the Company be entitled to specific performance of this Agreement from and after such time as the Company has terminated this Agreement pursuant to Section 8.3(d) and received the Parent Termination Fee payable pursuant to Section 8.3(d).

(d)                                 The right of specific enforcement is an integral part of the transactions contemplated by this Agreement and the Merger and each party hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such Order or injunction all in accordance with the terms of this Section 9.11.

9.12                        Limitations on Warranties.

(a)                                 Except for the representations and warranties contained in this Agreement, the Company’s Disclosure Letter and any agreements or certificates delivered pursuant to this Agreement, the Company makes no other express or implied representation or warranty to Parent or Merger Subsidiary.  Parent and Merger Subsidiary each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in this Agreement, the Company’s Disclosure Letter or any agreements or certificates delivered pursuant to this Agreement.

(b)                                 Except for the representations and warranties contained in this Agreement and any agreements or certificates delivered pursuant to this Agreement, Parent and Merger Subsidiary make no other express or implied representation or warranty to the Company.  The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Merger Subsidiary other than the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement or any agreements or certificates delivered pursuant to this Agreement.

9.13                        Provisions Related to Financing Sources.

Notwithstanding anything to the contrary contained in this Agreement, the Company agrees on its behalf and on behalf of its Affiliates that neither the Company nor any of its Affiliates shall have any claim, whether at law, or equity, in contract, in tort or otherwise, or seek to enforce this Agreement against any Financing Source or any lender participating in the Debt Financing, and that none of the Financing Sources shall have any liability or obligation to the Company or its Affiliates relating to or arising out of this Agreement or any of the transactions contemplated herein (including the Debt Financing).  Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to this Section 9.13 (or amendment or modification with respect to any related definitions as they affect this Section 9.13) shall be effective without the prior written consent of each Financing Source and (b) Section 8.3, Section 9.3, Section 9.5, Section 9.7, Section 9.10 and this Section 9.13 are intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WABASH NATIONAL CORPORATION

By:	/s/ Richard J. Giromini
Name:	Richard J. Giromini
Title:	Chief Executive Officer

REDHAWK ACQUISITION CORPORATION

By:	/s/ Richard J. Giromini
Name:	Richard J. Giromini
Title:	President

SUPREME INDUSTRIES, INC.

By:	/s/ Mark D. Weber
Name:	Mark D. Weber
Title:	President and CEO

EXHIBIT A

FORM OF STOCKHOLDER TENDER AND VOTING AGREEMENT

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUPREME INDUSTRIES, INC.

FIRST:                                                        The name of the corporation is Supreme Industries, Inc. (the “Corporation”).

SECOND:                                         The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:                                                   The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

FOURTH:                                        The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.01 par value per share.

FIFTH:                                                       The Corporation is to have perpetual existence.

SIXTH:                                                     The business and affairs of the Corporation shall be managed by or under the direction of a board of directors.  The directors of the Corporation shall serve until the annual meeting of the stockholders of the Corporation or until their successor is elected and qualified.  The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation.  Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of the directors of the Corporation need not be by written ballot.  Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the board of directors.

SEVENTH:                                 The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party to any threatened, pending, or completed action, suit, proceeding, or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to be a trustee, director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a trustee, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of any such action, suit, proceeding or claim. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.

EIGHTH:                                          No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit.

NINETH:                                           In furtherance and not in limitation of the powers conferred by the DGCL, the board of directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

TENTH                                                     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ANNEX A

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex A and not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other provision of this Agreement or the Offer and in addition to Merger Subsidiary’s right to extend and amend the Offer pursuant to the provisions of the Agreement, Merger Subsidiary shall not be required to (and Parent shall not be required to cause Merger Subsidiary to) accept for payment or, subject to any applicable rules and Regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares validly tendered and not withdrawn pursuant to the Offer, if any one or more of the following conditions shall not have been satisfied:

(i)                                     there shall have been validly tendered in the Offer and not properly withdrawn prior to the expiration of the Offer that number of Shares, which, together with the number of Shares, if any, then owned by Parent, Merger Subsidiary and any Subsidiary or Affiliate of Parent or Merger Subsidiary, taken as a whole (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), constitutes at least one Share more than one-half (1/2) of all Shares outstanding as of the consummation of the Offer (as such term is defined in Section 251(h) of the DGCL) (the “Minimum Tender Condition”);

(ii)                                  the applicable waiting period under the HSR Act in respect of the transactions contemplated by the Agreement, if any, shall have expired or been terminated;

(iii)                               the Marketing Period shall have been completed (the “Marketing Period Condition”); and

(iv)                              none of the following events shall have occurred and be continuing at any time after the date of this Agreement and immediately before expiration of the Offer:

(a)                           any Order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation (as defined in Section 251(h) of the DGCL) of the Offer shall have been issued by a Governmental Authority or any statute, rule or Regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares;

(b)                           (A) the representations and warranties of the Company set forth in Section 4.3, Section 4.4(a) or Section 4.7, without giving effect to materiality or “Company Material Adverse Effect” qualifications, shall not be true and correct in all material respects at and as of immediately prior to the expiration of the Offer as

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if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time), except that the representation and warranty set forth in Section 4.3(a) and Section 4.3(b) shall be true and correct other than any de minimis inaccuracies and (B) all of the remaining representations and warranties of the Company set forth in the Agreement, without giving effect to materiality or “Company Material Adverse Effect” qualifications shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except, with respect to this clause (B), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(c)                            the Company shall have breached or failed to perform in any material respect any of its covenants or obligations to be performed or complied with by it under the Agreement prior to the Expiration Date;

(d)                           the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the conditions specified in the foregoing clauses (b) and (c) do not exist;

(e)                            since the date of the Agreement, any fact(s), circumstance(s), event(s), change(s), effect(s) or occurrence(s) shall have occurred, which has or have had, individually or in the aggregate, a Company Material Adverse Effect; or

(f)                             the Agreement shall have been terminated in accordance with its terms.

The conditions set forth in this Annex A are for the benefit of Parent and Merger Subsidiary and, regardless of the circumstances, may be asserted by Parent or Merger Subsidiary in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Authority may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition which may not be waived without the prior written consent of the Company) may be waived by Parent or Merger Subsidiary in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and Regulations of the SEC.  The failure of Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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